Exhibit 10.60

AGREEMENT OF LEASE

between

Fisher-Park Lane Owner LLC,
Landlord

and

General Maritime Corporation,
Tenant

As of November 30, 2004

PREMISES:

299 Park Avenue
New York, New York
The Entire Second Floor

TABLE OF CONTENTS

ARTICLE 1	RENT
ARTICLE 2	OCCUPANCY AND USE
ARTICLE 3	PREPARATION OF THE DEMISED PREMISES
ARTICLE 4	TAX ESCALATION
ARTICLE 5	EXPENSE ESCALATION
ARTICLE 6	INSURANCE
ARTICLE 7	ELECTRICITY
ARTICLE 8	ALTERATIONS AND INSTALLATIONS
ARTICLE 9	REPAIRS AND MAINTENANCE
ARTICLE 10	REQUIREMENTS OF LAW; FIRE INSURANCE
ARTICLE 11	SUBORDINATION, NOTICE TO LESSORS AND MORTGAGEES
ARTICLE 12	LOSS, DAMAGE, REIMBURSEMENT, LIABILITY, ETC
ARTICLE 13	DAMAGE OR DESTRUCTION
ARTICLE 14	EMINENT DOMAIN
ARTICLE 15	ASSIGNMENT, SUBLETTING AND MORTGAGING
ARTICLE 16	ACCESS TO DEMISED PREMISES; CHANGES
ARTICLE 17	CERTIFICATE OF OCCUPANCY
ARTICLE 18	BANKRUPTCY
ARTICLE 19	DEFAULT
ARTICLE 20	REMEDIES OF LANDLORD; WAIVER OF REDEMPTION
ARTICLE 21	CURING TENANT’S DEFAULTS; FEES AND EXPENSES
ARTICLE 22	NO REPRESENTATIONS BY LANDLORD
ARTICLE 23	END OF TERM
ARTICLE 24	QUIET ENJOYMENT
ARTICLE 25	DEFINITIONS
ARTICLE 26	ADJACENT EXCAVATION — SHORING
ARTICLE 27	RULES AND REGULATIONS
ARTICLE 28	NO WAIVER
ARTICLE 29	WAIVER OF TRIAL BY JURY
ARTICLE 30	INABILITY TO PERFORM

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ARTICLE 31	NOTICES
ARTICLE 32	SERVICES
ARTICLE 33	ARBITRATION
ARTICLE 34	CONSENTS AND APPROVALS
ARTICLE 35	INDEMNITY
ARTICLE 36	CERTIFICATES
ARTICLE 37	NAME OF BUILDING
ARTICLE 38	MEMORANDUM OF LEASE
ARTICLE 39	BROKERAGE
ARTICLE 40	INVALIDITY OF ANY PROVISION
ARTICLE 41	MISCELLANEOUS
ARTICLE 42	SECURITY
ARTICLE 43	ROOFTOP COMMUNICATIONS EQUIPMENT

Exhibits Delete inapplicable exhibits

EXHIBIT A Floor Plan
EXHIBIT B Cleaning Fee Calculation
EXHIBIT C Wage Rate Calculation
EXHIBIT D Landlord Work
EXHIBIT E Rules and Regulations
EXHIBIT F Cleaning Specifications
EXHIBIT G Form of Letter of Credit
EXHIBIT H Pre-Approved Contractors

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AGREEMENT OF LEASE made as of the 30th day of November, 2004 between FISHER-PARK LANE OWNER LLC, a Delaware limited liability company having an office at c/o FISHER BROTHERS, 299 Park Avenue, New York, New York 10171 (herein called “Landlord“) and GENERAL MARITIME CORPORATION, a Marshall Islands corporation, having an office at 35 West 56th Street, New York, New York 10019 (herein called “Tenant“).  All initially-capitalized terms are listed in the Table of Defined Terms which follows the table of contents of this Lease.

W I T N E S S E T H:

Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the premises hereinafter described, in the building known as 299 Park Avenue, New York, New York 10171 (herein called the “Building“), for the term hereinafter stated, for the rents hereinafter reserved and upon and subject to the terms, provisions, conditions (including limitations, restrictions and reservations) and covenants hereinafter provided.  Each party hereto hereby expressly covenants and agrees to observe and perform all of the terms, provisions, conditions and covenants herein contained on its part to be observed and performed.

The premises hereby leased to Tenant are the entire second floor of the Building, substantially as shown hatched on the floor plan annexed hereto as Exhibit A (herein called the “demised premises”).

The term of this Lease, for which the demised premises are hereby leased, shall commence on the date December 1, 2004 (herein called the “Commencement Date“), and shall end on the fifteenth (15th) anniversary of the Rent Commencement Date (herein called the “Expiration Date“) or shall end on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the terms, provisions, conditions and covenants of this Lease or pursuant to law. Tenant acknowledges that Landlord has completed Landlord’s Work.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

ARTICLE 1

RENT

1.1.  (a)  Tenant shall pay to Landlord fixed annual rent (herein called “fixed annual rent”) as follows:

(i)            One Million Three Hundred Sixteen Thousand Six Hundred Eighty-Eight Dollars ($1,316,688) per annum ($109,724 per month) for the period commencing on the Commencement Date and ending on the last day of the month in which occurs the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date (herein called the “1st Rental Period“);

(ii)           One Million Four Hundred Twenty-Six Thousand Four Hundred Twelve Dollars ($1,426,412) per annum ($118,868 per month) for the period commencing on the day immediately following the last day of the 1st Rental Period and ending on the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date (herein called the “2nd Rental Period“); and

(iii)          One Million Five Hundred Thirty-Six Thousand One Hundred Thirty-Six Dollars ($1,536,136) per annum ($128,011 per month) for the period commencing on the day immediately following the last day of the 2nd Rental Period and ending on the Expiration Date (herein called the “3rd Rental Period“).

(b)           Subject to Section 1.8 of this Lease and the other applicable provisions hereof, Tenant agrees to pay fixed annual rent in equal monthly installments in advance on the first Business Day of each calendar month during the term of this Lease.

(c)           The first full calendar month’s installment of fixed annual rent due under this Lease shall be paid by Tenant upon execution of this Lease.

1.2.  Tenant shall pay the fixed annual rent and additional rent as above and as hereinafter provided, without notice or demand therefor, without any abatement, setoff or deduction whatsoever, except as expressly set forth herein.  All sums other than fixed annual rent payable by Tenant under this Lease to Landlord shall be deemed additional rent and payable within thirty (30) days after demand, unless other payment dates are hereinafter provided.  Fixed annual rent and recurring monthly installments of additional rent shall be paid by wire transfer of immediately available “Federal Reserve Funds“ to Landlord or its designee pursuant to the wiring instructions set forth below, which wiring instructions Landlord may change from time to time upon not less than thirty (30) days prior written notice to Tenant.  Non-recurring installments of additional rent shall be paid by Tenant to Landlord in lawful money of the United States of America by good and sufficient check (subject to collection), drawn on Nordea Bank, a bank having an office in New York City, or such other bank as Landlord may reasonably approve, at the office of Landlord or such other place in the United States of America as Landlord may designate.  As used herein, the term “Federal Reserve Funds“ shall mean the receipt by a bank or banks in the continental United States designated by Landlord of U.S. dollars in form that does not require further clearance, and may be applied at the direction of Landlord by such recipient bank or banks on the day of receipt of advice that such funds have been wire transferred.  As of the date hereof, Landlord’s wiring instructions for the payment of fixed annual rent and recurring installments of additional rent are as follows:

Name of Institution:             JPMorgan Trust Operations

Account Number:                160676.1

Account Name:    299 Park Avenue Lockbox

ABA Number       021-000-021

1.3.  If the Rent Commencement Date or the Expiration Date occurs on a day other than the first day of a calendar month (in the case of the Rent Commencement Date) or the last day of a calendar month (in the case of the Expiration Date), the fixed annual rent and additional rent for the partial calendar month in which the Rent Commencement Date or the Expiration Date, as the case may be, occurs shall be prorated.  The fixed annual rent for any partial calendar month in which the Rent Commencement Date occurs shall be paid on the Rent Commencement Date.

1.4.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct fixed annual rent or additional rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

1.5.  Any apportionments or prorations of fixed annual rent or additional rent to be made under this Lease on an annualized basis shall be computed on the basis of a 365(6)-day year, and any apportionments or prorations of monthly fixed annual rent or additional rent shall be made on the basis of the actual number of days contained in the applicable month.

1.6.  If any of the fixed annual rent or additional rent payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any act or law enacted by a governmental authority, Tenant shall enter into such agreement(s) and take such other reasonable steps as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (but not in excess of the amounts reserved therefor under this Lease).  Upon the termination of such legal rent restriction, (a) the fixed annual rent and/or additional rent shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord promptly upon being billed, to the maximum extent legally permissible, an amount equal to (i) the fixed annual rent and/or additional rent which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant during the period such legal rent restriction was in effect.

1.7.  Additional rent shall be deemed to be rent and Tenant’s failure to pay Landlord additional rent shall be considered a failure to pay fixed annual rent hereunder and Landlord shall be entitled to all rights and remedies provided herein or by law for a default in the payment of additional rent as for a default in the payment of fixed annual rent (notwithstanding the fact that Tenant may not then also be in default in the payment of fixed annual rent).

1.8.  Notwithstanding the provisions of Section 1.1(a) of this Lease, the fixed annual rent payable by Tenant shall be abated for the period (herein called the “Rent Abatement Period“) commencing on the Commencement Date and ending on the date that is ten (10) months thereafter.  The day immediately following the Rent Abatement Period is herein called the “Rent Commencement Date.”

ARTICLE 2

OCCUPANCY AND USE

2.1.  The demised premises shall be used solely as and for executive and general offices, and for no other purpose.

2.2.  If any governmental license or permit (other than a Certificate of Occupancy) shall be required for the proper and lawful conduct of Tenant’s business in the demised premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection.  Tenant shall at all times comply with the terms and conditions of each such license or permit.  Additionally, should Alterations or Tenant’s use of the demised premises for other than executive and general offices require any modification or amendment of any Certificate of Occupancy for the Building, Tenant shall, at its expense, take all actions reasonably requested by Landlord in order to procure any such modification or amendment and shall reimburse Landlord (as additional rent) for all reasonable costs and expenses Landlord incurs in effecting said modifications or amendments.  The foregoing provisions are not intended to be deemed Landlord’s consent to any Alterations or to a use of the demised premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any Certificate of Occupancy.

2.3.  Tenant shall not at any time use or occupy the demised premises or the Building, or suffer or permit anyone to use or occupy the demised premises, or do anything in the demised premises or the Building, or suffer or permit anything to be done in, brought into or kept on the demised premises, which in any manner (a) violates the Certificate of Occupancy for the demised premises or for the Building as it currently exists; (b) causes injury to the demised premises or the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the laws and requirements of any public authorities or the requirements of insurance bodies; (d) impairs the character, reputation or appearance of the Building as a first-class office building; (e) impairs the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems; (f) constitutes a nuisance, public or private; (g) makes unobtainable from reputable insurance companies authorized to do business in New York State all-risk property insurance, or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any mortgages covering the demised premises and/or the Building; or (h) discharges objectionable fumes, vapors or odors into the Building’s flues or vents or otherwise.

2.4.  Tenant shall not use, or suffer or permit anyone to use, the demised premises or any part thereof, for (a) a retail branch of a banking, trust company, or safe deposit business open to the general public, (b) a savings bank, a savings and loan association, or a loan company operating in the demised premises an “off the street” business to the general public at the demised premises, (c) the sale of travelers’ checks and/or foreign exchange, (d) a retail branch of a stock brokerage office or for stock brokerage purposes open to the general public, (e) a restaurant and/or bar and/or the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods (except if expressly provided otherwise elsewhere in this Lease), (f) the business of photographic reproductions and/or offset printing (except that Tenant and its permitted assignees, subtenants and occupants may use part of the demised premises for photographic reproductions and/or offset printing in connection with, either directly or indirectly, its own business and/or activities), (g) an employment or travel agency, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction open to the public, (k) gambling activities or (l) the conduct of obscene, pornographic or similar disreputable activities.  Further, the demised premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (ii) any charitable, religious, union or other not-for-profit organization, or (iii) any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended).

ARTICLE 3

PREPARATION OF THE DEMISED PREMISES

3.1.  (a)  Except as expressly provided to the contrary in this Section 3.1(a), Tenant shall accept the demised premises “as is” on the date hereof and Landlord shall not be required to perform any work, install any fixtures or equipment or render any services to make the Building or the demised premises ready or suitable for Tenant’s initial use or occupancy.  Landlord shall perform the work described on Exhibit D annexed hereto (herein called “Landlord’s Work“) in the manner and subject to the provisions of Exhibit D.  The Landlord’s Work shall be deemed to have been substantially completed even though (i) minor details or adjustments may not then be completed, and (ii) items which in accordance with good construction practice should be performed after completion of Tenant’s Work may not then be completed, subject to Landlord’s obligation to complete Landlord’s Work.  The taking of possession of the demised premises by Tenant for the performance of Alterations or for any other reason whatsoever (other than Customary Pre-Construction Activities) shall be deemed an acceptance of the demised premises and substantial completion by Landlord of Landlord’s Work; provided, however, if Tenant shall furnish Landlord with a list (herein called the “Punchlist”), within thirty (30) days after the date Tenant takes possession of the demised premises, specifying the items of Landlord’s Work which have not been substantially completed, then the taking of possession of the demised premises by Tenant shall be deemed an acceptance of the demised premises, and substantial completion by Landlord of Landlord’s Work, except with respect to the items set forth on the Punchlist, but the giving of the Punchlist shall not affect the occurrence of the Commencement Date.  Landlord shall promptly commence and complete the items set forth on the Punchlist.

(b)           If Landlord fails to complete Landlord’s Work on or before November 30, 2004, save for Force Majeure Causes, the Rent Abatement Period shall be increased by one day for each day until completion.  Tenant hereby waives any right to rescind this Lease under the provisions of Section 223(a) of the Real Property Law of the State of New York, and agrees that the provisions of this Section are intended to constitute “an express provision to the contrary” within the meaning of said Section 223(a).

3.2.  (a)  Landlord shall allow Tenant a credit in the amount of ONE MILLION THREE HUNDRED SEVENTY ONE THOUSAND FIVE HUNDRED FIFTY AND 00/100 ($1,371,550) DOLLARS (herein called the “Work Credit“), which credit may be applied against the cost and expense incurred by Tenant in connection with Tenant’s initial alterations in and to the demised premises (“Tenant’s Work“) and the cost and expense of architectural, consulting, engineering fees in connection with Tenant’s Work as well as Tenant’s move into the demised premises.  In the event that the costs and expenses of Tenant’s Work shall exceed the amount of the Work Credit, Tenant shall be entirely responsible for such excess.  Any portion of the Work Credit not used for the express purposes described in the immediately preceding sentence shall be paid to Tenant within thirty (30) days following demand made at any time after Tenant has completed Tenant’s Work and begun occupying the demised premises for the conduct of its business.  Landlord shall pay to Tenant installments of the Work Credit within thirty (30) days after Landlord’s receipt of a written request for disbursement together with the required accompanying documentation.

(b)           The Work Credit shall be payable to Tenant in installments as Tenant’s Work progresses, but in no event more frequently than monthly.  Prior to the payment of any such installment, Tenant shall deliver to Landlord a written request for disbursement which shall be accompanied by (1) invoices for the portion of Tenant’s Work or other item referenced in such requisition, (2) a certificate signed by Tenant’s architect certifying that the portion of Tenant’s Work referenced in said requisition and represented by the aforesaid invoices has been satisfactorily completed substantially in accordance with Tenant’s final plan, (3) partial lien waivers from the general contractor, performing any such work releasing Tenant for liability for the same.  Reasonably promptly following the completion of Tenant’s Work, Tenant shall provide Landlord with (i) a certificate signed by Tenant’s architect certifying that Tenant’s Work has been satisfactorily completed substantially in accordance with the final plan, (ii) all Building Department sign-offs, inspection certificates and any permits required to be issued by any governmental entities having jurisdiction thereover, and (iii) a final lien waiver from the general contactor performing Tenant’s Work.

(c)           At any and all times during the progress of Tenant’s Work, representatives of Landlord shall have the right of access to the demised premises and inspection thereof at reasonable times on reasonable notice to Tenant.

(d)           The Work Credit is being given for the benefit of Tenant only.  No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Work Credit.

3.3.  (a)  As part of the performance of Tenant’s Work, Tenant shall perform certain renovation work in the core bathrooms of the demised premises and, in connection therewith, shall bring such core bathrooms of the demised premises into compliance with the Americans With Disabilities Act (“Tenant’s Bathroom Work”).  In addition to the Work Credit, Landlord shall allow Tenant a credit of One Hundred Fifty Thousand and 00/100 ($150,000.00) DOLLARS (herein called the “Bathroom Work Credit“), which credit shall be applied solely against the cost and expense incurred by Tenant for the actual construction of Tenant’s Bathroom Work, including architectural, consulting, engineering fees, and for no other purposes.  In the event that the costs and expenses of Tenant’s Bathroom Work shall exceed the amount of the Bathroom Work Credit, Tenant shall be entirely responsible for such excess.  If upon completion of Tenant’s Bathroom Work, and complete payment by Tenant of all costs and expenses thereof there shall remain unused portions of the Bathroom Work Credit, then, provided Tenant is not in default under any of the terms, covenants or conditions of this Lease on the part of Tenant to be observed or performed beyond applicable grace and cure periods, the amount of such unused Bathroom Work Credit shall be applied as a rent credit against the next accruing installments of fixed annual rent payable by Tenant under this Lease.  Landlord shall pay to Tenant installments of the Bathroom Work Credit within thirty (30) days after Landlord’s receipt of a written request for disbursement together with the required accompanying documentation.

(b)           The Bathroom Work Credit shall be payable to Tenant in installments as Tenant’s Bathroom Work progresses, but in no event more frequently than monthly.  Prior to the payment of any such installment, Tenant shall deliver to Landlord a written request for disbursement which shall be accompanied by (1) invoices for the portion of Tenant’s Bathroom Work referenced in such requisition, (2) a certificate signed by Tenant’s architect certifying that the portion of Tenant’s Bathroom Work referenced in said requisition and represented by the aforesaid invoices has been satisfactorily completed substantially in accordance with Tenant’s final plan and,

(3) partial lien waivers from the contractor who shall have performed work which was the subject of the immediately preceding distribution by Landlord to Tenant of a portion of the Bathroom Work Credit.  Reasonably promptly following the completion of Tenant’s Bathroom Work, Tenant shall provide Landlord with (i) a certificate signed by Tenant’s architect certifying that Tenant’s Bathroom Work has been satisfactorily completed substantially in accordance with the final plan, (ii) all Building Department sign-offs, inspection certificates and any permits required to be issued by any governmental entities having jurisdiction thereover, and (iii) a final lien waiver from the contractor performing Tenant’s Bathroom Work.

(c)           The Bathroom Work Credit is being given for the benefit of Tenant only.  No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Bathroom Work Credit.

(d)           During the performance of Landlord’s Work and Tenant’s Work, Landlord at its expense shall expeditiously demolish the existing women’s room area and slab patch the area prior to the commencement of Tenant’s Bathroom Work.  Landlord shall use its best efforts to accomplish the foregoing by November 30, 2004.  Such demolition and patching shall not be deemed Landlord’s Work.

3.4.  Notwithstanding anything to the contrary contained in this Lease, in connection with the performance of Tenant’s Work and Tenant’s Bathroom Work by Plaza Construction Corp., neither Tenant nor Tenant’s contractors or subcontractors shall be charged for freight elevator usage in connection with the performance of Tenant’s Work and Tenant’s Bathroom Work, or during Tenant’s initial move-in, provided, (i) such free usage of the freight elevator shall not exceed (a) twelve (12) consecutive hours of usage on business days (eight (8) of such twelve (12) hours occurring between the hours of 8:00 a.m. and 6:00 p.m.) and (b) eight (8) consecutive hours on Saturdays, and (ii) (a) Tenant shall be entitled to free usage of the freight elevators in order to meet Tenant’s reasonable needs for freight elevator usage on Sundays in connection with Tenant’s Work and Tenant’s Bathroom Work and (b) Tenant shall be entitled to unlimited free usage of the freight elevators on Sundays in connection with Tenant’s initial move-in.  Landlord hereby agrees that during such time as Tenant shall be entitled to free usage of the freight elevators as hereinbefore provided, Tenant shall not be charged for Landlord’s cost of providing an elevator operator and/or security guard in connection therewith.

3.5.  As part of Tenant’s Work, Tenant may (i) install a louvre in the east side elevation to match the existing louvers, (ii) remove the existing window tinting and (iii) tap into the exhaust duct.

ARTICLE 4

TAX ESCALATION

4.1.  Tenant shall pay to Landlord, as additional rent, tax escalation in accordance with this Article 4:

Definitions:  For purposes of this Article 4, the following definitions shall apply:

(a)           The term “base tax year” shall mean the New York City real estate tax year commencing July 1, 2004 and ending June 30, 2005.

(b)           The term “The Percentage“ for purposes of computing tax escalation shall mean two and forty-five one-hundredths of one percent (2.45%).

(c)           The term “Land“ shall mean the tax lot located at 299 Park Avenue.

(d)           The term “comparative year” for purposes of computing tax escalation shall mean the twelve (12) months following the base tax year, and each subsequent period of twelve (12) months.

(e)           The term “real estate taxes” shall mean (i) the real estate taxes, vault taxes, assessments and special assessments, and business improvement district or similar charges levied, assessed or imposed upon or with respect to the building project, by any federal, state, municipal or other governments or governmental or quasi-governmental bodies or authorities, and (ii) all taxes assessed or imposed with respect to the rentals payable hereunder other than general income and gross receipts taxes.  If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (A) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (B) any other such additional or substitute tax, assessment, levy, imposition, fee or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “real estate taxes” for the purposes hereof.  The term “real estate taxes” shall, notwithstanding anything to the contrary contained herein, exclude any net income, franchise or “value added” tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Land or Building.  Notwithstanding anything to the contrary contained herein, if and to the extent that business improvement district or similar charges are levied, assessed or imposed upon or with respect to the building project during the base tax year and thereafter cease to be levied, assessed or imposed upon or with respect to the building project, the corresponding business improvement district or similar charges that so cease to be levied, assessed or imposed shall be deemed deleted from the real estate taxes payable during the base tax year.

(f)            The phrase “real estate taxes payable during the base tax year” shall mean that amount obtained by multiplying (i) $79,050,000 being the assessed value applicable to the Land and the Building and curbs, sidewalks and plazas on and/or immediately adjoining the Land (the “building project“) which is applied to the tax rate in determining the amounts payable to the City of New York for the base tax year by (ii) the tax rate applicable to the Borough of Manhattan for the base tax year.

4.2.  (a)  If the real estate taxes paid for any comparative year shall exceed the amount of the real estate taxes payable during the base tax year, commencing after the Rent Abatement Period Tenant shall pay to Landlord, as additional rent for such comparative year, an amount equal to The Percentage of the excess.  Before or after the start of each comparative year, Landlord shall furnish to Tenant a statement of the real estate taxes payable for such comparative year, and a statement of the real estate taxes payable during the base tax year.  If the real estate taxes payable for such comparative year exceed the real estate taxes payable during the base tax year, additional rent for such comparative year, in an amount equal to The Percentage of the excess, shall be due from Tenant to Landlord, and such additional rent shall be payable by Tenant to Landlord as follows:  after Landlord has furnished Tenant with the aforesaid statement, Tenant shall pay Landlord with the monthly installments of rent due on June 1 and December 1 of such comparative year an amount equal to one-half (1/2) of the total sum of additional rent due from Tenant to Landlord pursuant to such statement for such comparative year, until such time as a new statement for a subsequent comparative year shall become effective.  If there shall be any increase in the real estate taxes for any comparative year, whether during or after such comparative year, or if there shall be any decrease in the real estate taxes for any comparative year, the tax escalation payment for such comparative year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith; in no event, however, shall real estate taxes be deemed to have been reduced below the real estate taxes payable during the base tax year.  If during the term of this Lease, real estate taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a Superior Mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, Tenant’s tax escalation payments shall be correspondingly accelerated or revised so that said Tenant’s tax escalation payments are due on the date payments are due to the taxing authorities or such Superior Mortgagee.  If a statement is furnished to Tenant after the commencement of the comparative year in respect of which such statement is rendered, Tenant shall, within thirty (30) days thereafter pay to Landlord an amount equal to those installments or the total tax escalation payable as provided in this Section 4.2(a) during the period prior to the first day of the month next succeeding the month in which the applicable statement has been furnished.

(b)           Should the real estate taxes payable during the base tax year be reduced by final determination of legal proceedings, settlement or otherwise, then, the real estate taxes payable during the base tax year shall be correspondingly revised, the additional rent theretofore paid or payable hereunder for all comparative years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord as additional rent, within ten (10) days after being billed therefor, any deficiency between the amount of such additional rent as theretofore computed and the amount thereof due as the result of such recomputations.

(c)           If, after Tenant shall have made a payment of additional rent under Section 4.2(a) or Section 4.2(b) hereof, Landlord shall receive a refund of any portion of the real estate taxes payable during any comparative year on which such payment of additional rent shall have been based, as a result of a reduction of such real estate taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall either within thirty (30) days after receiving the refund pay to Tenant the Percentage of the net refund including any interest thereon (after deducting from such total refund the actual out-of-pocket reasonable and customary appraisal, accounting and legal fees paid to obtain the same, to the extent that such costs and expenses were not theretofore collected from Tenant for such comparative year); provided, however, such payment or credit to Tenant (exclusive of the interest thereon) shall in no event exceed Tenant’s tax escalation payment paid for such comparative year.

(d)           The statements of the real estate taxes to be furnished by Landlord as provided above shall constitute a final determination as between Landlord and Tenant of the real estate taxes for the periods represented thereby, unless Tenant within one hundred eighty (180) days after they are furnished shall in writing challenge their accuracy or their appropriateness.  If Tenant shall dispute said statements, then pending the resolution of such dispute Tenant shall pay the additional rent to Landlord in accordance with the statements furnished by Landlord.

(e)           In no event shall the fixed annual rent under this Lease be reduced by virtue of this Article 4.

(f)            If the Rent Commencement Date occurs during the first comparative year, then the additional rent due hereunder for such first comparative year shall be a proportionate share of the said additional rent for the entire comparative year, said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such first comparative year after the Rent Commencement Date.  Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default), whether the same be the date hereinbefore set forth for the expiration of the term or any prior or subsequent date, a proportionate share of said additional rent for the comparative year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid.  The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such comparative year.  Landlord shall promptly cause statements of said additional rent for that comparative year to be prepared and furnished to Tenant.  Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.

(g)           Landlord’s and Tenant’s obligation to make the adjustments referred to in Sections 4.2(b) and 4.2(f) hereof shall survive any expiration or sooner termination of this Lease.

(h)           Nothing contained in this Lease shall obligate Landlord to bring any application or proceeding seeking a reduction in real estate taxes or assessed valuation.  However, Landlord will abide prudent and customary practice in seeking a reduction in real estate taxes and assessed valuation.  Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the extent permitted by law, any right Tenant may now or in the future have to protest or contest any real estate taxes or to bring any application or proceeding seeking a reduction in real estate taxes or assessed valuation or otherwise challenging the determination thereof.

(i)            The benefit of any discount for the early payment or prepayment of real estate taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from real estate taxes.

(j)            Landlord’s failure to render or delay in rendering a bill with respect to any installment of real estate taxes shall not prejudice Landlord’s right to thereafter render such a bill for such installment, nor shall the rendering of a bill for any installment prejudice Landlord’s right to thereafter render a corrected bill for such installment.  Notwithstanding the foregoing, bills must be rendered within three (3) years after Landlord has received the relevant real estate tax bills.

(k)           Tenant acknowledges that the building project includes the Building and the Land, and Landlord and Tenant agree that if Landlord shall add any adjoining parcel(s) of land or property to the Land or change or improve the Building there shall be equitable adjustments to The Percentage, so as to offset the impact of such acquisition, changes and/or improvements.

ARTICLE 5

EXPENSE ESCALATION

5.1.  Tenant shall pay to Landlord, as additional rent, expense escalation in accordance with this Article 5:

Definitions:  For purposes of this Article 5, the following definitions shall apply:

(a)           The term “Expense Base Factor“ shall mean the amount of Expenses for Landlord’s fiscal year commencing December 1, 2004 and ending November 30, 2005.

(b)           The term “The Percentage“ for purposes of computing expense escalation shall mean two and forty-five one-hundredths of one percent (2.45%).

(c)           The term “comparative year” for the purposes of computing expense escalation shall mean the twelve (12) consecutive month period commencing after the term of this Lease commences, which constitutes the fiscal or calendar year generally utilized by Landlord for computing expense escalation for other tenants of the Building, and each subsequent period of twelve (12) months during which occurs any portion of the term of this Lease.

(d)           The term “Expenses“ shall mean the total of all the costs and expenses incurred or borne by Landlord and Landlord’s affiliates and/or on their behalf determined in a consistent manner with respect to the repair, replacement, operation, maintenance and/or security of the building project and the services provided tenants therein, including, without limitation, the costs and expenses incurred for and with respect to:  steam and any other fuel; water rates and sewer rents; air-conditioning, ventilation and heating (subject to adjustment as hereinafter described); Building electric current; metal, elevator cab, and all interior and exterior cleaning and window washing; lobby and plazas maintenance and cleaning; elevators; escalators; protection and security; lobby decoration and interior and exterior landscape maintenance; repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building; maintenance; painting of non-tenant areas; supplies; fire, extended coverage, terrorism, boiler and machinery, apparatus, public liability and property damage, rental and plate glass insurance and any other insurance required by a mortgagee or deemed necessary by Landlord in its reasonable discretion; wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting employees of Landlord up to and including the building manager; uniforms and working clothes for such employees and the cleaning thereof; expenses imposed on Landlord pursuant to law or to any collective bargaining agreement with respect to such employees; worker’s compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; the cost for a bookkeeper and for an accountant; professional and consulting fees, including legal and auditing fees; association fees or dues; and an annual fee for management of the Building (the “Management Fee“).

The Management Fee included in the Expense Base Factor (the “Base Management Fee“) shall be the management fee for the fiscal year ending November 30, 2005 which the parties hereby agree shall be deemed to be $1,117,546, and such Base Management Fee shall not be subject to increase or decease pursuant to any provision of this Lease or otherwise.  Said Base Management Fee shall be increased for each comparative year for which Tenant pays additional rent hereunder, by an amount equal to the percentage of the Base Management Fee that (1) the CPI for the comparative year involved bears to (2) the CPI in effect on December 1, 2004.

The fees for cleaning (the “Cleaning Fee“) included in the Expense Base Factor (the “Base Cleaning Fee“) shall be the Cleaning Fee for the fiscal year ending November 30, 2005 (the “Base Cleaning Year“).  Said Base Cleaning Fee shall be increased for the first comparative year for which Tenant pays additional rent hereunder, by multiplying (A) the Base Cleaning Fee by (B) the percentage increase in the Wage Rate from the Base Cleaning Year to such comparative year, and adding such product to the Base Cleaning Fee.  Thereafter, the Cleaning Fee shall be increased for each comparative year (the “Applicable Comparative Year“) by multiplying (A) the Cleaning Fee for the immediately preceding comparative year (the “Prior Year Cleaning Fee“) by (B) the percentage increase in the Wage Rate from the immediately preceding comparative year to the Applicable Comparative Year, and adding such product to the Prior Year Cleaning Fee.  Annexed hereto as Exhibit B is a sample calculation of the manner in which the Cleaning Fee will be calculated for each comparative year.

The term “Wage Rate“ shall mean the minimum regular hourly wage rate (including fringe benefits) for employment of porters in Class A office buildings from time to time established by Agreement between The Realty Advisory Board on Labor Relations, Inc. and Local 32B-32J of the Building Service Employees International Union AFL-CIO (the “Union“) or by the successors to either or both of them.  If the Union or its successor shall cease to exist or function, increases in fees for cleaning for purposes of computing Expenses shall be based upon Landlord’s reasonable determination of the then-standard practice for escalating cleaning fee charges in first-class office buildings in the Borough of Manhattan that are comparable to the Building, provided that if there is more than one standard practice, Landlord shall select the standard practice that will put the parties, as closely as possible, in the same economic position with respect to fees for cleaning included in Expenses that the parties are in on the date of this Lease.  The manner of calculation used to compute the Wage Rate for the Base Cleaning Year, and which will be used to compute the Wage Rate for each Comparative Year thereafter, is shown on Exhibit C annexed hereto.

Notwithstanding anything to the contrary contained herein, the term “Expenses,” shall not include the following items:

(1)           leasing commissions or brokerage commissions; the cost of tenant installations, decorations and improvements (and of the supervision and administration of the construction of such improvements) made by or for tenant(s) of the Building, the costs incurred in the preparation, remodeling or renovation of space for occupancy by tenants, and any other contribution or concession by Landlord to the cost of tenant improvements;

(2)           salaries, fringe benefits and other compensation for personnel above the grade of building manager;

(3)           all expenditures for capital improvements except (x) those, if any, which under generally applied real estate practice (consistently applied) are expensed (i.e., it being understood by way of illustration but not by way of limitation, that Landlord may expense an item if Landlord can reasonably demonstrate that it would be less expensive to replace such item in a given year than repair it in the same year and therefore it would be less costly to Tenant in the applicable comparative year) and (y) capital expenditures required by Legal Requirements, in which case the annual amortization of the cost of the capital expenditures permitted to be included as Expenses in accordance with this item (y) shall be included in Expenses for the comparative year in which the costs are incurred and subsequent comparative years, such annual amortization to be calculated on a straight line basis over fifteen (15) years;

(4)           cost of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain;

(5)           advertising, entertaining and promotional expenditures;

(6)           other costs and expenses otherwise includible in Expenses, to the extent that Landlord is reimbursed from other sources for such costs and expenses (excluding, however, any reimbursement from tenants of the Building, including Tenant, pursuant to so-called escalation provisions in the nature of this Article 5), provided that Tenant will only be credited for actual reimbursement for actual costs incurred by Landlord, and Tenant will not be credited for any profit above Landlord’s cost;

(7)           costs incurred in performing work or furnishing services to or for individual tenants (including Tenant) to the extent that such work or service is in excess of any work or service Landlord at its expense is obligated to furnish to or for Tenant;

(8)           debt service on mortgages and other loans (i.e., interest and principal payments and other debt costs), ground rents, and financing and refinancing costs (and costs associated with such financing and refinancing) in respect of any loan or any mortgage placed on the building project or any portion thereof and any and all costs incurred in obtaining or endeavoring to obtain the same;

(9)           depreciation, except as otherwise expressly provided herein;

(10)         attorneys’ fees, appraisal fees or accountants’ fees to the extent incurred in connection with the negotiation and preparation of new or renewal leases in the Building or in enforcing Landlord’s rights under leases (except to the extent that the enforcement of such rights benefits one or more tenants of the Building generally and Landlord does not recover such fees from the offending tenant), or in connection with financing or transferring the Building or the Real Property or Landlord’s interest therein, or legal or accounting fees in connection with tax returns, tax reporting or accounting at the landlord entity level;

(11)         any expense to the extent of which Landlord is compensated by insurance and any deductible amount thereunder;

(12)         costs of acquiring, leasing, insuring, restoring, removing or replacing works of art of the quality and nature of “fine art”;

(13)         any cost incurred in connection with the preparation of any space in the Building for any tenant’s (including Tenant’s) occupancy and any other contribution by Landlord to the cost of such tenant improvements;

(14)         costs incurred with respect to removal or encapsulation or other treatment of hazardous material as defined under present or future state, federal or local laws relating to the environment but excepting costs of normal and customary testing and monitoring;

(15)         costs of placing the common areas of the Building in compliance with the ADA except for costs of placing the common areas of the Building in compliance with amendments to, or changes in (as opposed to a first interpretation of) governmental agency interpretations of or regulations governing the ADA after the Commencement Date only which shall be treated in the same manner as capital expenditures under (3)(y) above;

(16)         any cost representing an amount paid to an affiliate of Landlord to the extent the same is in excess of the amount which would reasonably have been paid in the absence of such relationship;

(17)         costs otherwise includable in Expenses to the extent reimbursed to Landlord directly by Tenant or other tenants (other than through provisions similar to this Article 5);

(18)         the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord or Landlord’s failure to meet its legal or contractual obligations, and all expenses incurred in connection therewith (other than a liability for amounts otherwise includable in Expenses hereunder);

(19)         the cost of providing any service that would customarily be provided by a managing agent and the cost of which would customarily be included in the Management Fee;

(20)         the cost of acquiring or replacing any separate electrical meter, water meter or other utility meters or submeters that measure consumption by any of the tenants in the Building;

(21)         costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar laws;

(22)         costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests;

(23)         costs to correct any material misrepresentation or satisfy any indemnification obligations of Landlord, and any legal or consultant costs incurred in connection with disputes with tenants of the Building (except to the extent that the resolution of such disputes benefit one or more tenants of the Building generally and Landlord does not recover such fees from the offending tenant);

(24)         any increase in insurance premiums for the Building due to acts or omissions of tenants of the Building or uses or particular manners of use of space in the Building by tenants, it being understood that Tenant will not dispute Landlord’s reasonable determination that such increase is not attributable to another tenant;

(25)         that portion of costs incurred in connection with the Building and other properties that are reasonably attributable to such other properties;

(26)         real estate, franchise, transfer gains, estate, inheritance, transfer, corporate, unincorporated business, succession, gift, capital stock or income taxes imposed upon Landlord;

(27)         any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(28)         any interest or penalty charges incurred by Landlord due to the negligent or willful violation of any Legal Requirement by Landlord;

(29)         lease takeover costs and costs incurred by Landlord in connection with enforcement of other leases or subleases in the Building;

(30)         mail center services for other tenants in the Building if such services are not made available to Tenant;

(31)         expenses arising from Landlord’s charitable or political contributions;

(32)         rent paid by Landlord for office space (including office space used for a management office) and any other expenses related to such office space; provided, however, that Landlord may include in Expenses the rental value of Landlord’s Building office or other space utilized by the personnel of Landlord, Landlord’s affiliates or Landlord’s managing agent in connection with the repair, replacement, maintenance, operation and/or security of the building project (to the extent that such rental value shall be based on no more than 1,500 rentable square feet of space as if same were located in the basement of the Building), and all Building office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith;

(33)         dues and fees for trade and industry associations and costs of their related activities to the extent such dues, fees and costs exceed those customarily incurred by an owner of an office building that is similarly situated;

(34)         expenses for repairs and maintenance which are covered by warranties or guarantees (except to the extent that Landlord, acting diligently, is unable to enforce such warranties or guarantees);

(35)         expenses allocable directly and solely to the ground floor retail space of the Building;

(36)         the cost of electric energy furnished directly by Landlord to Tenant and other tenants in the Building; and

(37)         Building reserves.

If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in Expenses, then the costs for same shall be included in Expenses.  The costs of capital equipment or capital expenditures are so to be included in Expenses for the comparative year in which the costs are incurred and subsequent comparative years, on a straight line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Expenses are expected to equal Landlord’s costs for such capital equipment or capital expenditure, with an interest factor equal to the Base Rate at the time of Landlord’s having incurred said costs.  If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the comparative year in which they were incurred.

(e)           If during all or part of fiscal year December 1, 2004 through November 30, 2005 or any comparative year, Landlord shall not furnish any particular item(s) of work or service (which would constitute Expenses hereunder) to portions of the Building, due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, then, for the purposes of computing the additional rent payable hereunder, the amount of Expenses for such item for such period shall be increased by an amount equal to the additional Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the Building.

5.2.  (a)  If Expenses for any comparative year shall be greater than the Expense Base Factor, commencing after the Rent Abatement Period, Tenant shall pay to Landlord, as additional rent for such comparative year in the manner hereinafter provided, an amount equal to The Percentage of the excess of the Expenses for such comparative year over the Expense Base Factor (such amount being herein called the “Expense Payment“).

Landlord may furnish to Tenant, prior to the commencement of each comparative year, a written statement setting forth in reasonable detail Landlord’s reasonable estimate of the Expense Payment for such comparative year.  Tenant shall pay to Landlord on the first day of each month during the comparative year in which the Expense Payment will be due, an amount equal to one-twelfth (1/12th) of Landlord’s reasonable estimate of the Expense Payment for such comparative year.  If, however, Landlord shall not furnish any such estimate for a comparative year or if Landlord shall furnish any such estimate for a comparative year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Article 5 in respect of the last month of the preceding comparative year; (ii) after such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Expense Payment previously made for such comparative year were greater or less than the installments of the Expense Payment to be made for the comparative year in which the Expense Payment will be due in accordance with such estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall concurrently with the delivery of such notice refund to Tenant the amount thereof; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of such comparative year Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Expense Payment shown on such estimate.  Landlord may, during each comparative year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Expense Payment for such comparative year, and in such case, the Expense Payment for such comparative year shall be adjusted and paid or refunded or credited, as the case may be, substantially in the same manner as provided in the preceding sentence.

(b)           Landlord shall furnish to Tenant a statement setting forth the Expense Payment payable by Tenant (a “Landlord’s Statement“) for each comparative year (and shall endeavor to do so within one hundred eighty (180) days after the end of each comparative year).  Such statement shall set forth in reasonable detail the Expenses for such comparative year.  If the Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 5.2(a) hereof exceeded the Expense Payment to be paid by Tenant for the comparative year for which such Landlord’s Statement is furnished, Landlord’s Statement shall be sent to Tenant together with a refund to Tenant of the amount of such excess with interest thereon at the rate specified in Section 20.6; and if the Landlord’s Statement for such comparative year shall show that the sums so paid by Tenant were less than the Expense Payment to be paid by Tenant for such comparative year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.  The Landlord’s Statement furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant within fourteen (14) months after such Landlord’s Statement is furnished shall give a notice to Landlord that it disputes its accuracy or appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate.  Pending the resolution of such dispute, Tenant shall pay the additional rent to Landlord in accordance with the Landlord’s Statement furnished by Landlord.  Upon request Landlord shall furnish a Landlord’s Statement for the Base Year.

(c)           (i)            Tenant, upon reasonable notice given within the fourteen (14) month period provided for in Section 5.2(b) above, may elect to have Tenant’s designated (in such notice) Audit Representative examine such of Landlord’s books and records (collectively the “Records“) as are directly relevant to the Landlord’s Statement in question (including Records for the Base Year), together with reasonable supporting data therefor.  In making such examination, Tenant agrees, and shall cause its designated Audit Representative and its attorneys, accountants and other professionals to agree, to keep confidential (A) any and all information contained in such Records and (B) the circumstances and details pertaining to such examination and any dispute or settlement between Landlord and Tenant arising out of such examination, except as may be required (1) by applicable Legal Requirements or (2) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator, or (3) to be disclosed to Tenant’s attorneys, accountants and other professionals in connection with any dispute between Landlord and Tenant.  If Tenant shall not give such notice within such fourteen (14) month period, then the Landlord’s Statement as furnished by Landlord shall be conclusive and binding upon Tenant.  For purposes of this Lease, “Audit Representative“ shall mean (x) a firm of certified public accountants or a subsidiary of a firm of certified public accountants including, without limitation, lease audit and analysis services (provided that the members of such subsidiary are certified public accountants) or (y) employees of Tenant.  The Audit Representative shall not be retained by Tenant on a contingency fee basis.

(ii)           In the event that Tenant, after having reasonable opportunity to examine the Records, shall disagree with a Landlord’s Statement, then Tenant may send a written notice (herein called a “Tenant’s Statement“) to Landlord of such disagreement (but in no event more than sixty (60) days from the date on which the Records are made available to Tenant), specifying in reasonable detail the basis for Tenant’s disagreement.  Landlord and Tenant shall attempt to adjust such disagreement.  If they are unable to do so within thirty (30) days, Landlord and Tenant shall designate a certified public accountant (the “Arbiter“) whose determination made in accordance with this Section 5.2(c)(ii) shall be binding upon the parties and concurrently therewith (A) Landlord shall inform Tenant and the Arbiter of Landlord’s determination of the amount due from Tenant (“Landlord’s Determination”), which amount may be different than the amount contained in Landlord’s Statement, and (B) Tenant shall inform Landlord and the Arbiter of Tenant’s determination of the amount of the Expense Payment Tenant claims is due from Tenant (“Tenant’s Determination”).  If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter.  If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter.  In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant.  The Arbiter shall be a partner, principal or member of an independent certified public accounting firm of at least one hundred fifty (150) partners, principals or members who are certified public accountants, and who has at least five (5) years of experience in commercial real estate accounting.  In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Arbiter), then either party shall have the right to request the American Arbitration Association (herein called the “AAA“) (or any organization which is the successor thereto) to designate as the Arbiter a certified public accountant whose determination made in accordance with this Section shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant.  Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this Section shall not exceed Landlord’s Determination, nor shall such determination be less than Tenant’s Determination, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties.  In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence.  Notwithstanding the foregoing provisions of this Section, Tenant, pending the resolution of any contest pursuant to the terms hereof, shall continue to pay all sums as determined to be due in the first instance by such Landlord’s Statement and upon the resolution of such contest, suitable adjustment shall be made in accordance therewith with appropriate refund to be made by Landlord to Tenant (or credit allowed Tenant against fixed annual rent and additional rent becoming due) if required thereby.  For purposes of this Section, the term “substantially“ shall mean a variance of five percent (5%) or more.

(d)           In no event shall the fixed annual rent under this Lease be reduced by virtue of this Article 5, except as otherwise expressly provided in this Lease.

(e)           If the Rent Commencement Date is not the first day of the first comparative year, then the additional rent due hereunder for such first comparative year shall be a proportionate share of said additional rent for the entire comparative year, said proportionate share to be based upon the length of time that this Lease shall have been in existence during such first comparative year after the Rent Commencement Date.  Landlord shall, as soon as reasonably practicable, cause statements of the Expenses for that comparative year to be prepared and furnished to Tenant.  Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.

(f)            Landlord’s and Tenant’s obligation to make the adjustments referred to in Sections 5.2(a), 5.2(b) and 5.2(e) hereof shall survive any expiration or sooner termination of this Lease.

Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any comparative year or any component of the Expense Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such comparative year or any such component, nor shall the rendering of a Landlord’s Statement for any comparative year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such comparative year.  Notwithstanding the foregoing, Landlord’s Statement with respect to any comparative year must be rendered within three (3) years after the relevant comparative year except that in the case of the last comparative year Landlord’s Statement shall be rendered within two (2) years after the Expiration Date, and Landlord’s failure to so render a Landlord’s Statement with respect to any comparative year shall relieve Tenant from liability with respect to any obligation for the Expense Payment for such comparative year.

ARTICLE 6

INSURANCE

6.1.  Tenant, at its expense, shall maintain at all times during the term of this Lease (a) ”all risk” property insurance covering all present and future Tenant’s Property for the full replacement value thereof, such insurance to include a replacement cost endorsement, and (b) commercial general liability insurance, including contractual liability, in respect of the demised premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars combined single limit for bodily injury and property damage liability in any one occurrence, (c) steam boiler, air-conditioning or machinery insurance, if there is a boiler or pressure object or similar equipment in the demised premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars and (d) when Alterations are in progress, the insurance specified in Section 8.5 hereof.  The limits of such insurance shall not limit the liability of Tenant.  All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing and carrying a rating of A-VIII or better or the then equivalent of such rating.  Tenant hereby agrees to furnish Landlord with certificates evidencing the maintenance of such insurance and evidence that the premiums therefore have been paid prior to the Commencement Date.  Tenant shall also furnish Landlord with renewals thereof and evidence of the payment of the premiums therefor prior to the expiration of any such policy or policies.  All insurance certificates Tenant delivers to Landlord shall provide that the insurer shall endeavor to give Landlord at least thirty (30) days’ (ten (10) days in the case of non-payment of premiums) prior written notice of the cancellation or alteration of the policies evidenced by such certificates.  In all events, Tenant shall give notice to Landlord of any cancellation or alteration of any such policy or policies within five (5) business days after receipt by Tenant of notice thereof.  The parties shall cooperate with each other in connection with the collection of any insurance monies that may be due in the event of loss and each party shall execute and deliver to the other such proofs of loss and other instruments which may be reasonably required to recover any such insurance monies.

6.2.  Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under Section 6.1 hereof be reasonably increased, so that the amount thereof adequately protects Landlord’s interest;  provided, however, that the amount to which such insurance requirements may be increased shall not exceed an amount then being required by landlords of comparable first-class office buildings in midtown Manhattan.

ARTICLE 7

ELECTRICITY

7.1.  Landlord shall furnish electric energy for the demised premises through presently installed electrical facilities.  Tenant covenants and agrees that in no event shall its use of electric current in the demised premises exceed six (6) watts demand load per useable square foot per floor, exclusive of heating, ventilation and air conditioning, together with any increased demand load as may be made available pursuant to a written agreement between Landlord and Tenant in accordance with the provisions hereof after the installation by Landlord, at Tenant’s sole cost and expense, of such additional risers, feeders and other equipment as may be required in connection with such additional demand load.  Landlord shall not unreasonably withhold its consent to Tenant’s use of electric current in excess of six (6) watts demand load per usable square foot and the installation of any additional risers, feeders or other proper or necessary equipment required in connection therewith if:  (i) power is available in the Building for use by Tenant and (ii) the installation of such additional risers, feeders or other proper or necessary equipment will not cause permanent damage or injury to the Building or the demised premises, or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations.  Landlord represents that electric current to the demised premises shall be not less than six (6) watts demand load per usable square foot (exclusive of HVAC).

7.2.  (a)  Landlord shall, at or about the date Tenant occupies the demised premises for the conduct of its business (and at any subsequent time that additional demand load is provided to the demised premises in accordance with the provisions of Section 7.1 hereof), at Landlord’s expense, install a sufficient number of check meters and all of the equipment ancillary thereto on each floor of the demised premises (herein called the “Check Meters“) to (i) measure and record and provide printouts of the measurement of the demand and consumption in the demised premises of electric current during each month occurring during the term of this Lease and (ii) operate such meters to ascertain Tenant’s consumption of kilowatt hours (herein called “KWH“), by time of day, if applicable, and demand in kilowatts (herein called “KW“) for each month.  The Check Meters shall be read and billed conjunctively.  Landlord, at Landlord’s expense, shall maintain and keep the Check Meters in good repair (including replacement, if necessary), working order and condition during the term of this Lease.  All costs and expenses of maintaining and repairing the Check Meters shall be the responsibility of Landlord.  During any period that a Check Meter is non-operational the Electricity Additional Rent attributable to such Check Meter(s) shall be an amount reasonably estimated based upon the historical readings previously or thereafter received by Landlord from such non-operational Check Meter(s).

(b)           Tenant shall pay Landlord, as additional rent within thirty (30) days after receipt of an invoice (not more frequently than monthly) from Landlord or Landlord’s agent for the furnishing of electricity for the demised premises as set forth herein, an amount (herein called “Electricity Additional Rent“) determined for each billing period by applying the KWH and KW shown on the Check Meters to the rates pursuant to which Landlord purchases electric current for the Building during the particular billing period, including therein any taxes, fuel adjustment charges, surcharges, demand charges, energy charges, time-of-day charges, rate adjustment charges or other impositions of any nature payable by Landlord and adding thereto a five (5%) percent charge (which shall not apply to taxes) to compensate Landlord for its administrative costs and for transmission loss in transmitting the electric energy from its source in the Building to the demised premises (herein called “Landlord’s Rate“).  If consumption or demand is billed at different rates depending on different subdivisions or categories of the rate schedule, then Tenant’s KWH consumption and KW demand shall be billed at Landlord’s Rate per KW or KWH (as the case may be) for such subdivision or category (e.g., KWH consumption is currently billed at different rates depending on the time of day of consumption and accordingly Tenant’s KWHs shall be applied separately to the rates applicable to the period in which each KWH of Tenant’s consumption was consumed).

7.3.  Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time upon sixty (60) days’ written notice to Tenant, and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy; provided, however, that such termination date may be extended for a time reasonably necessary for Tenant to make arrangements to obtain electric service directly from the public utility company and/or other service provider servicing the Building.  If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect; and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company and/or other service provider servicing the Building, and may utilize the then existing electric feeders, risers and wiring serving the demised premises to the extent available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized demand load.  Landlord shall be obligated to pay no part of any cost required for Tenant’s direct electric service if (a) Landlord is compelled to discontinue furnishing electricity to Tenant and UBS by the public utility company and/or other service provider or pursuant to law unless Landlord is required to pay such cost on behalf of or for the benefit of UBS pursuant to its lease, or (b) such discontinuance arises out of the negligence or willful misconduct of Tenant.  Otherwise, all costs associated with Tenant obtaining direct service to the demised premises shall be borne by Landlord.  Commencing with the date when Tenant receives such direct service, and as long as Tenant shall continue to receive such service, the Electricity Additional Rent and any adjustments made thereto pursuant to this Article 7 shall no longer be due and payable by Tenant.

7.4.  Save for Landlord’s negligence or willful misconduct, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (a) the supply of electric energy to the demised premises is temporarily interrupted or (b) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements.

7.5.  At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the demised premises; and in such event, Tenant shall pay to Landlord or its designated contractor within thirty (30) days after demand the then established charges therefor of Landlord or its designated contractor, as the case may be.

7.6.  In no event shall the fixed annual rent under this Lease be reduced by virtue of this Article 7, except as otherwise expressly provided in this Article 7.

ARTICLE 8

ALTERATIONS AND INSTALLATIONS

8.1.  Tenant shall make no alterations, installations, additions, improvements or changes (herein called “Alterations“) in or to the demised premises without Landlord’s prior written approval (other than decorative alterations).  Landlord will not unreasonably withhold or delay its approval to requests for Alterations which are not Material Alterations.  A “Material Alteration“ is an Alteration which (a) affects the exterior (including the appearance) of the Building, (b) adversely affects the strength of the Building, or (c) adversely affects the usage or the proper functioning of the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other service systems of the Building.  All such work shall be done only by contractors and subcontractors listed on Exhibit H annexed hereto.  Landlord may add or delete contractors and subcontractors to or from the list but shall not delete any contractor or subcontractor then currently employed by Tenant.

8.2.  (a)  Before proceeding with any Alteration in respect of which Landlord’s approval is required hereunder, Tenant shall submit to Landlord, for Landlord’s approval, plans and specifications for the work to be done, and Tenant shall not proceed with such work until it obtains Landlord’s written approval of such plans and specifications, which approval shall not be unreasonably withheld, conditional or delayed (except with respect to Material Alterations).  Landlord agrees to respond to Tenant’s written request for approval of plans and specifications for any Alterations within ten (10) days after delivery thereof to Landlord.  In addition, Landlord agrees to respond to any resubmission of any plans and specifications for any Alterations within five (5) days after written resubmission, unless substantial revisions are required to such plans and specifications, in which event Landlord shall respond to Tenant within ten (10) days thereafter.  If Landlord fails to approve or disapprove the plans and specifications proposed by Tenant within the applicable review period set forth above, Tenant shall have the right to provide Landlord with a second request that specifically identifies the applicable plans and specifications and contains the following statement in bold capital letters:  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND.  If Landlord fails to respond to a second request within five (5) business days after receipt by Landlord, the plans and specifications or revisions as to which the second request is submitted shall be deemed approved by Landlord, and Tenant may commence construction of the Alterations or portion thereof to which the plans and specifications relate, provided that the plans and specifications have been appropriately filed in accordance with applicable Legal Requirements, all permits and approvals required to be issued by any governmental authority shall have been duly issued, and Tenant shall otherwise have complied with all provisions of this Lease applicable to Alterations.

(b)           Tenant shall pay to Landlord upon demand, as additional rent, Landlord’s actual, reasonable out-of-pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing said plans and specifications.  In connection with the performance of Tenant’s Work by Plaza Construction Corp., no such costs and expenses will be payable by Tenant.

(c)           Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

8.3.  During the progress of the work to be done by Tenant, said work shall be subject to inspection by representatives of Landlord who shall be permitted access and the opportunity to inspect, at all reasonable times on reasonable notice.

8.4.  Tenant, at its expense, shall obtain (and furnish true and complete copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, with all applicable laws and requirements of public authorities, with all applicable requirements of insurance bodies and in all material respects with the plans and specifications approved by Landlord.  Alterations shall be diligently performed in a good and workerlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord.  Alterations shall be performed in such manner as not to unreasonably interfere with or delay and as not to impose any additional expense upon Landlord in the maintenance, repair or operation of the Building.  Throughout the performance of substantial Alterations, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance in statutory limits, all risk “Builders Risk” insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the building project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers rated by Best’s Insurance Reports of A-VIII or better.  Tenant shall furnish Landlord with certificates of such insurance at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

8.5.  Tenant agrees that the exercise of its rights pursuant to the provisions of this Article 8 or of any other provisions of this Lease or the Exhibits hereto shall not be done in a manner which would violate Landlord’s union contracts affecting the building project, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building.  Tenant shall immediately stop work or other activity if Landlord notifies Tenant that continuing such work or activity would violate Landlord’s union contracts affecting the building project, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building.

Landlord agrees that it shall not discriminate as against Tenant in enforcing the foregoing prohibition against interfering with the business of Landlord or other tenants in the Building.

8.6.  Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant (other than by Landlord or its affiliates, agents, representatives or contractors), which shall be issued by the Department of Buildings of the City of New York or any other public authority having or asserting jurisdiction.  Tenant shall defend, indemnify and save harmless Landlord from and against any and all mechanic’s and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, including, without limitation, security interests in any materials, fixtures or articles so installed in and constituting part of the demised premises and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon.  Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within sixty (60) days after Tenant shall have received notice of the filing thereof.  However, nothing herein contained shall prevent Tenant from contesting, in good faith and at its own expense, any notice of violation, provided that Tenant shall comply with the provisions of Section 10.2 hereof.

8.7.  Tenant will promptly upon the completion of an Alteration deliver to Landlord “as-built” or marked drawings of any Alterations Tenant has performed or caused to be performed in the demised premises.

8.8.  All fixtures and equipment installed or used by Tenant in the demised premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgage or other title retention agreements.

8.9.  Tenant shall keep records of Tenant’s Alterations costing in excess of $50,000 and of the cost thereof (as said $50,000 is hereafter increased by the CPI).  Tenant shall, within forty-five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the building project, or in connection with any proceeding instituted pursuant to Article 10 hereof or for any other reasonable purpose.

8.10.  Subject to the provisions of Section 8.11 hereof, all alterations, installations, additions and improvements attached to or built into the demised premises shall become and be the property of Landlord, and shall remain upon and be surrendered with the demised premises as a part thereof at the expiration or sooner termination of this Lease.  Notwithstanding the foregoing provisions, upon notice to Tenant no later than six (6) months prior to the Expiration Date or upon reasonable notice with respect to such earlier date upon which the term of this Lease shall expire, Landlord, subject to the provisions of the last sentence of this Section 8.10, may require Tenant to remove any kitchens, cafeterias, vaults, private restrooms, security areas, staircases (other than any staircases existing as of the date of this Lease), raised or above-slab reinforced flooring, slab cuts, generators, uninterrupted power supply systems and preaction fire alarm systems and associated equipment, and antennas, satellite dishes and microwave communications facilities and associated equipment, any auditorium and related audio/ visual and closed circuit television facilities or other items which are unusually difficult or expensive to remove (herein collectively called “Specialty Alterations“).  In such event Tenant shall remove the foregoing from the demised premises and the Building prior to the expiration of this Lease at Tenant’s expense.  Upon such removal Tenant shall immediately and at its expense, repair and restore the affected portion(s) of the demised premises and the Building to the condition existing prior to installation and repair any damage to the affected portion(s) of the demised premises or the Building due to such removal.  Notwithstanding anything to the contrary contained herein: (i) Tenant may include with any initial request for Landlord’s approval of an Alteration given in accordance with the provisions of Section 8.2 hereof a written request that Landlord designate any Alterations that constitute Specialty Alterations and which Landlord will require Tenant to remove pursuant to the provisions of this Section 8.10 and (ii) Landlord shall not have the right to require Tenant to remove any Specialty Alterations not so designated by Landlord at such time.  Any such request made by Tenant must specifically refer to the provisions of this Section 8.10 and the consequences of Landlord’s failure to designate any such Alterations as Specialty Alterations which will be required to be removed by Tenant.

8.11.  Notwithstanding the provisions of Section 8.10 hereof, all movable partitions, furniture systems, special cabinet work, business and trade fixtures, machinery and equipment, communications equipment (including, without limitation, telephone system, security system and wiring) and office equipment, whether or not attached to or built into the demised premises, which are installed in the demised premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the demised premises (herein collectively called “Tenant’s Property“) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the demised premises or to the Building resulting from the installation and/or removal thereof.  At or before the expiration or sooner termination of this Lease, Tenant, at its expense, shall remove from the demised premises all of Tenant’s furniture, equipment and other moveable personal property not affixed or attached to the demised premises (except for such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the demised premises or the Building resulting from any installation and/or removal of Tenant’s Property.

8.12.  If any alterations, installations, additions, improvements or other property which Tenant shall have the right to remove or be requested by Landlord to remove as provided in Sections 8.10 and 8.11 hereof are not removed on or prior to the expiration or sooner termination of this Lease, Landlord shall deem the same abandoned, and in such case Landlord shall have the right to retain the property as Landlord’s property or to dispose of the same without accountability to Tenant and at the sole cost and expense of Tenant.  Save for Landlord’s negligence or willful misconduct, in case of any damage to the demised premises or the Building resulting from the removal of the property Tenant shall repair such damage or, in default thereof, shall reimburse Landlord for Landlord’s cost in repairing such damage.  This obligation shall survive the expiration or sooner termination of this Lease.

8.13.  Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the demised premises.

ARTICLE 9

REPAIRS AND MAINTENANCE

9.1.  Subject to the provisions of Section 12.6(a) Tenant shall, at its expense, throughout the term of this Lease, take good care of and maintain in good order and condition the demised premises and the fixtures and improvements therein, including, without limitation, Tenant’s Property, except as otherwise expressly provided in the last sentence of this Section 9.1.  Tenant shall be responsible for all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the demised premises, and shall be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Building and the facilities and systems thereof, the need for any of the foregoing which arises out of (a) the performance by Tenant or existence of Alterations made by Tenant, (b) the installation, use or operation by Tenant of the property which is deemed Landlord’s, pursuant to Section 8.10 hereof and Tenant’s Property, (c) the moving by Tenant of the property which is deemed Landlord’s pursuant to Section 8.10 hereof and Tenant’s Property in or out of the Building, (d) the neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees or (e) design flaws in any of Tenant’s plans and specifications regardless of the fact that such Tenant’s plans may have been approved by Landlord.  Tenant, at its expense, shall promptly replace all scratched, damaged or broken doors and glass (but not the exterior windows) in and about the demised premises, including, without limitation, entrance doors and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the demised premises and for all the repair, maintenance and replacement of all horizontal portions of the systems and facilities of the Building within and exclusively serving the demised premises (save for the heating system), including, without limitation, the sanitary and electrical fixtures and equipment therein.  All repairs in or to the demised premises for which Tenant is responsible shall be promptly performed by Tenant in a manner which will not interfere with the use of the Building by other occupants; provided, however, any repairs in and to the Building and the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense which expense shall be commercially reasonable.  The exterior walls of the Building, the portions of any window sills outside the windows, and the windows are not part of the premises demised by this Lease and Landlord reserves all rights to such parts of the Building.  Notwithstanding the foregoing provisions of this Section 9.1, Tenant shall not be responsible for repairs to or replacements of any structural elements of the Building, except to the extent the need for such repairs or replacements arises from the matters set forth in clauses (a), (b), (c), (d) or (e) of the second sentence of this Section 9.1 or from the negligence or willful misconduct of Tenant, its employees, agents or contractors.

9.2.  Tenant shall give Landlord prompt notice of any defective condition in any plumbing, heating, air-conditioning or ventilation system or electrical lines located in, servicing or passing through the demised premises of which it has actual knowledge.  Landlord shall remedy the conditions, but at the expense of Tenant if Tenant is responsible for same under the provisions of this Article 9.

9.3.  Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which is allowed by the Certificate of Occupancy for the Building.

9.4.  Business machines and mechanical equipment used by Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building structure or to any leased space to such a degree as to be objectionable to any other tenant in the Building shall be placed and maintained by Tenant at its expense in settings of cork, rubber or spring type vibration eliminators sufficient to absorb and prevent such vibration or noise, or prevent transmission of such cold or heat.

9.5.  Except as otherwise expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making of any repairs, alterations, additions or improvements in or to any portion of the Building or the demised premises or in or to fixtures, appurtenances or equipment thereof.  Landlord shall exercise reasonable diligence so as to minimize any interference with Tenant’s business operations.

ARTICLE 10

REQUIREMENTS OF LAW; FIRE INSURANCE

10.1.  Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of any public authority with respect to the demised premises or the use or occupation thereof.  Tenant, at Tenant’s expense, shall comply with all laws, orders and regulations of any public authorities, and with any direction of any public officer or officers, pursuant to law, which shall impose any violation, order or duty upon Landlord or Tenant with respect to Tenant’s particular manner of use of the demised premises.  Tenant shall pay all the costs, expenses, fine, penalties and damages which may be imposed upon Landlord or any Superior Lessor or Superior Mortgagee by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 10.1.

10.2.  Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the demised premises, of any law or requirement of any public authority, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime, nor shall the demised premises or any part thereof or the Building or Land, or any part thereof, be subject to being condemned or vacated, nor shall the Building or Land, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance; (c) if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant (the depositing of such security obviating the requirement in (b), above); (d) such noncompliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (e) Tenant shall keep Landlord advised as to the status of such proceedings.  Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.

10.3.  Except to the extent that Tenant is required by this Lease to comply therewith, Landlord shall comply with all present and future laws and requirements of public authorities as shall affect:

(1)           the demised premises,

(2)           the portions of the building project which affect the demised premises, and

(3)           all other portions of the building project if and to the extent that Landlord’s failure to do so would adversely affect Tenant’s use of the demised premises or Tenant’s right or ability lawfully to use the demised premises or to make alterations or improvements as permitted by this Lease or would result in the Building being other than a first class office building, but may similarly defer compliance so long as Landlord shall be contesting the validity or applicability thereof.

10.4.  Tenant shall not knowingly violate, or knowingly permit the violation by anyone claiming under it of, any condition imposed by any insurance policy then issued in respect of the building project and shall not do, or permit anything to be done in the demised premises, or keep or permit anything to be kept in the demised premises which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the building project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the building project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the building project; provided, however, that in no event shall the mere use of the demised premises for customary and ordinary office purposes, as opposed to the manner of such use, constitute a breach by Tenant of the provisions of this Section 10.4.

10.5.  If, as a result of any act or omission by Tenant or violation of this Lease, Landlord receives notice that the rate of fire insurance applicable to the Building will be increased to an amount higher than it otherwise would be, Landlord shall so advise Tenant so that Tenant may seek to obviate such increase and Tenant shall promptly after demand reimburse Landlord for all increases of Landlord’s fire insurance premiums so caused; such reimbursement to be additional rent payable upon the first day of the month following any outlay by Landlord for such increased fire insurance premiums.  In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or demised premises issued by the body making fire insurance rates for the demised premises shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the demised premises.

ARTICLE 11

SUBORDINATION, NOTICE TO LESSORS AND MORTGAGEES

11.1.  This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all ground leases, overriding leases and underlying leases of the Land and/or the Building and/or that portion of the Building of which the demised premises are a part now or hereafter existing and to all mortgages which may now or hereafter affect the Land and/or the Building and/or that portion of the Building of which the demised premises are a part and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages.  This Section 11.1 shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor of any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.  The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article are herein sometimes called “Superior Leases“ and the mortgages to which this Lease is, at the time referred to, subject and subordinate are herein sometimes called “Superior Mortgages“ and the lessor of a Superior Lease or its successor in interest, at the time referred to, is sometimes herein called a “Superior Lessor,” and the holder of a Superior Mortgage or its successor in interest, at the time referred to, is sometimes herein called a “Superior Mortgagee.”  Landlord represents that it is the owner of the demised premises, that it has authority to execute and deliver this Lease, and that there are currently no Superior Leases that if terminated would cause this Lease to be terminated.

11.2.  In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Superior Mortgagee or Superior Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same or seek appointment of a receiver (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease after similar notice, to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to, and commence and continue to, remedy such act or omission or seek appointment of a receiver.

11.3.  If any Superior Lessor or Superior Mortgagee, or any designee of any Superior Lessor or Superior Mortgagee, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord“) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.  Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor Landlord and Tenant upon all of the terms, covenants, conditions, agreements and provisions as are set forth in this Lease, except that the Successor Landlord shall not be:

(a)           liable for any previous act or omission of Landlord (or its predecessors in interest) unless same is continuing;

(b)           responsible for any monies owing by Landlord to the credit of Tenant;

(c)           subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or its predecessors in interest);

(d)           bound by any payments of rent which Tenant might have made for more than one (1) month in advance of the date such payment is due under this Lease to Landlord (or its predecessors in interest);

(e)           bound by any covenant to undertake or complete any construction of the demised premises or any portion thereof;

(f)            required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord;

(g)           bound by any obligation to make any payment to Tenant or grant or be subject to any credits, except for services, repairs, maintenance and restoration provided for under this Lease to be performed after the date of attornment, it being expressly understood, however, that the Successor Landlord shall not be bound by an obligation to make payment to Tenant with respect to construction performed by or on behalf of Tenant at the demised premises;

(h)           bound by any modification of this Lease, including, without limitation, any modification which reduces the fixed annual rent or additional rent or other charges payable under this Lease, or shortens the term thereof, or otherwise materially adversely affects the rights of the lessor thereunder, made without the written consent of the Successor Landlord; or

(i)            required to remove any person occupying the demised premises or any part thereof.

11.4.  If, in connection with the financing of the Land and/or the Building, the holder of any mortgage shall request reasonable modifications to this Lease as a condition of approval of this Lease, Tenant will not unreasonably withhold, delay or condition making such modifications, provided that they do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest created by this Lease.

11.5.  Landlord hereby covenants to obtain a subordination, non-disturbance and attornment agreement from any current or future holder of any superior mortgage or superior lease, in form that is reasonably acceptable to Tenant or, in the case of an institution, in the form then customarily used by such holder.

ARTICLE 12

LOSS, DAMAGE, REIMBURSEMENT, LIABILITY, ETC.

12.1.  Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (in any case whether disclosed or undisclosed), shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord nor for loss of or damage to any such property by theft or otherwise; provided, however, that subject to the provisions of Section 12.5 hereof, nothing contained in this Section 12.1 shall be construed to exculpate Landlord for loss, injury or damage to the extent caused by or resulting from the negligence of Landlord, its agents, servants, and employees in the operation or maintenance of the demised premises or the Building.  Further, neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, principal, shareholder, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee, shall be liable (a) for any such damage caused by other tenants or persons in, upon or about the Building or the building project, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the demised premises or any equipment, facilities or other Tenant’s Property therein by Tenant or any person claiming through or under Tenant.

12.2.  Neither Landlord nor any partner, member, director, officer, shareholder, principal, agent, servant or employee of Landlord (in any case whether disclosed or undisclosed) shall be liable for any damage which Tenant may sustain if at any time any window of the demised premises is broken, or temporarily closed, darkened or obstructed for any reason whatsoever and Tenant shall not be entitled to any compensation therefor or abatement of rent or to any release from any of Tenant’s obligations under this Lease, nor shall the same constitute an eviction.  Landlord shall diligently seek to minimize the duration of any closing, darkening or obstruction.

12.3.  Tenant shall reimburse Landlord for all expenses, damages or fines incurred or suffered by Landlord, and for which Landlord has not been or will not be reimbursed by insurance, by reason of any breach, violation or nonperformance by Tenant, or its agents, servants or employees, of any covenant or provision of this Lease, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant except as provided in Section 8.5 hereof, or by reason of or arising out of the negligence of Tenant, or its agents, servants or employees, in the use or occupancy of the demised premises.  The provisions of the preceding sentence are subject to Section 12.6(a), and Landlord agrees (i) to look first to its insurance policies for recovery thereof, and (ii) Tenant shall not be liable hereunder for consequential damages.

12.4.  Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the demised premises for which Landlord might be liable, (b) any fire or other casualty in the demised premises, (c) any damage to or defect in the demised premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part or appurtenance of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the demised premises or any part thereof, if and to the extent that Tenant shall have knowledge of any of the foregoing matters.

12.5.  Tenant agrees to look solely to Landlord’s estate and interest in the Land and Building, or of the Land and Building and any insurance proceeds or condemnation awards, and the demised premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any liability by Landlord, and no other property or assets of Landlord (or the partners, members, directors, officers, shareholders, principals, agents, servants or employees thereof) shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the demised premises, or any other liability of Landlord to Tenant.

12.6.  (a)  Landlord agrees that, if obtainable at no additional cost, it will include in its fire insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies; provided, however, should any additional premium be exacted for any such clause or clauses, Landlord shall be released from the obligation hereby imposed unless Tenant shall agree to pay such additional premium.

(b)           Tenant agrees that, if obtainable at no additional cost, it will include in its fire insurance policy or policies covering Tenant’s Property, appropriate clauses pursuant to which the insurance company or companies (i) waive all right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies; provided, however, should any additional premium be exacted for any such clause or clauses, Tenant shall be released from the obligation hereby imposed unless Landlord or the other tenants shall agree to pay such additional premium.

(c)           Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance; notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees.  Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees, and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 12.6(c), for loss or damage occurring to Tenant’s Property to the extent that same is covered by Tenant’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d)           Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to Sections 12.6(a) and (b) hereof cannot be obtained.  Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses.

12.7.  Except as otherwise expressly provided in this Lease, Landlord and Tenant each hereby expressly waives the right to any consequential or punitive damages awarded in or as the result of any proceeding alleging the failure of Landlord or Tenant, as the case may be, to observe and perform any of the covenants and conditions contained in this Lease or otherwise to be performed by Landlord or Tenant, respectively.

ARTICLE 13

DAMAGE OR DESTRUCTION

13.1.  (a)  If the Building or the demised premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 13 hereinafter provided), (i) Landlord shall repair the damage to and restore and rebuild the Building and the demised premises (including Tenant’s improvements and betterments which are the property of Landlord pursuant to the provisions of Section 8.10 hereof, but excluding the property which is deemed Tenant’s Property pursuant to Section 8.11 hereof) (herein called “Landlord’s Restoration Work“) with reasonable dispatch after learning of the damage or destruction or receiving notice of the damage or destruction and (ii) Tenant shall repair the damage to and restore and repair the property which is deemed Tenant’s Property pursuant to Section 8.11 hereof with reasonable dispatch after such damage or destruction (herein called “Tenant’s Restoration Work“).  Such work by Tenant shall be deemed Alterations for the purposes of Article 8 hereof.  The proceeds of Tenant’s insurance policies with respect to Tenant’s Property shall be payable to Tenant.

(b)           Tenant shall permit Landlord access to the demised premises for the purpose of performing the Landlord’s Restoration Work and any restoration work to the Building which is not the responsibility of Tenant hereunder.  If required by Landlord in connection with the performance of the Landlord’s Restoration Work, Tenant shall promptly remove from the demised premises all or such items of Tenant’s Property as Landlord may require by written notice (herein called “Tenant’s Property Removal Obligation“).  In the event that Tenant fails to comply with Tenant’s Property Removal Obligation within twenty (20) business days after the giving of such written notice by Landlord, Landlord shall have the right to remove and store such Tenant’s Property at Tenant’s sole cost and expense and with no liability to Landlord. Tenant shall be solely responsible for arranging for any visits to the demised premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the performance by Landlord or Tenant of Tenant’s Property Removal Obligation or the performance by Landlord of Landlord’s Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant, in the event that Tenant fails to do so.

13.2.  Subject to the provisions of Section 13.5 hereof, if all or part of the demised premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the fixed annual rent and the additional rent under Articles 4 and 5 hereof shall be abated in the proportion that the untenantable area of the demised premises bears to the total area of the demised premises, for the period from the date of the damage or destruction to the date Landlord’s Restoration Work shall be substantially completed; provided, however, that if such Landlord’s Restoration Work would have been substantially completed at an earlier date but for

Tenant’s having failed to reasonably cooperate with Landlord, then, provided Landlord shall have notified Tenant of such failure, Landlord’s Restoration Work shall be deemed to have been substantially completed on such earlier date; provided further, however, should Tenant or any of its subtenants reoccupy a portion of the demised premises during the period Landlord’s Restoration Work is taking place for the conduct of its business (which shall not include entry upon and occupancy of the demised premises for the purpose of performing restoration and/or repair to Tenant’s Property which entry shall be permitted as long as it does not delay Landlord’s Restoration Work), the fixed annual rent and the additional rent allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the demised premises bears to the total area of the demised premises, shall be payable by Tenant from the date of such occupancy.

13.3.  (a)  If the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the demised premises are damaged or destroyed) that its repair or restoration requires the expenditure of more than thirty (30%) percent of the full insurable value of the Building immediately prior to the casualty or if the repair of the demised premises will require more than two hundred seventy (270) days (as estimated in any such case within sixty (60) days after the fire or other casualty by a reputable contractor, registered architect or licensed professional engineer designated by Landlord who delivers a copy of such estimate to Tenant within such sixty (60) day period), and provided Landlord shall terminate leases covering no less than 50% of the office space in the Building then leased to tenants (including Tenant) in the Building, then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred fifty (150) days after the date of the casualty.  For the purpose of this Section only, “full insurable value” shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building.  In addition, if the Building or the demised premises shall be substantially damaged or destroyed by fire or other cause at any time during the last two years of the term of this Lease, then Landlord or Tenant may cancel this Lease upon written notice to the other party hereto given within sixty (60) days after such damage or destruction.

(b)           In case of any substantial damage or destruction to the demised premises.  Tenant may cancel this Lease by written notice to Landlord, if (i) the estimate in Section 13.3(a) exceeds two hundred seventy (270) days; (ii) within 60 days from the date of the damage or destruction, Landlord does not file a proof of loss with its insurer; (iii) within 120 days of the date of damage or destruction Landlord does not let a contract or contracts which shall provide for the complete restoration of the demised premises within a period of one year from the date of the damage or destruction; (iv) work under such contract or contracts has not commenced within 180 days of the date of said damage or destruction; or (v) said work is not prosecuted with reasonable diligence to its completion; provided that Tenant shall not be entitled to cancel this Lease pursuant to this sentence more than thirty (30) days after Landlord shall have given written notice to Tenant that the state of facts specified in clause (i), (ii), (iii), (iv) or (v) of this sentence, as the case may be, has occurred.  The period for the completion of the required repairs and restoration work shall be extended by the number of days lost due to Force Majeure Causes.

13.4.  Except as expressly provided in Section 13.3(a) or (b) hereof, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the demised premises or of the Building pursuant to this Article 13.  Landlord shall use reasonable efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the demised premises, but Landlord shall not be required to do such repair or restoration work except during business hours of business days.

13.5.  Notwithstanding any of the foregoing provisions of this Article 13, if solely by reason of some act or omission on the part of Tenant or any of its subtenants or its or their partners, directors, officers, servants, employees, agents or contractors of which Landlord shall have given Tenant notice and a reasonable opportunity to cure either, Landlord or any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage or destruction of the demised premises or the Building by fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement or reduction of the fixed annual rent or additional rent, to the extent that Landlord was unable to collect insurance proceeds.

13.6.  Landlord will not carry insurance of any kind on Tenant’s Property and, except as provided by law or by reason of Landlord’s negligence or willful misconduct or its breach of any of its obligations hereunder, shall not be obligated to repair any damage to or replace Tenant’s Property. Tenant agrees to look first to its insurance for recovery of any damage to or loss of Tenant’s Property.  Landlord agrees to look first to its insurance for recovery of damage or loss to the Building.

13.7.  The provisions of this Article 13 shall be deemed an express agreement governing any case of damage or destruction of the demised premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 14

EMINENT DOMAIN

14.1.  In the event that the whole of the demised premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title (herein called the “date of taking”), and Tenant shall have no claim against Landlord for, or make any claim for the value of any unexpired term of this Lease, and the fixed annual rent and additional rent shall be apportioned as of such date.

14.2.  In the event that any part of the demised premises shall be so condemned or taken, then this Lease shall be and remain unaffected by such condemnation or taking, except that the fixed annual rent and additional rent under Articles 4 and 5 hereof allocable to the part so taken shall be apportioned as of the date of taking; provided, however, that Tenant may elect to cancel this Lease in the event that it is reasonably impractical for the Tenant to continue its business therein or more than twenty-five (25%) percent of the demised premises should be so condemned or taken, provided such notice of election is given by Tenant to Landlord not later than thirty (30) days after the date when title shall vest in the condemning authority.  Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice and the fixed annual rent and additional rent shall be apportioned as of such termination date.  Upon such partial taking and this Lease continuing in force as to any part of the demised premises, the fixed annual rent and additional rent under Articles 4 and 5 hereof shall be diminished by an amount representing the part of the fixed annual rent and additional rent properly applicable to the portion or portions of the demised premises which may be so condemned or taken.  If as a result of the partial taking (and this Lease continuing in force as to the part of the demised premises not so taken), any part of the demised premises not taken is damaged, Landlord agrees with reasonable promptness to restore the damaged portion to the condition existing immediately prior to the taking, and prosecute the same with reasonable diligence to its completion.  In the event Landlord and Tenant are unable to agree as to the amount by which the fixed annual rent and additional rent shall be diminished, the matter shall be determined by arbitration in accordance with the provisions of Article 33 of this Lease.  Pending such determination, Tenant shall pay to Landlord the fixed annual rent and additional rent as fixed by Landlord, subject to adjustment in accordance with the arbitration and upon such adjustment Landlord shall pay interest thereon at the rate set forth in Section 20.6.

14.3.  Except as otherwise expressly provided in Section 14.5 hereof, Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award except as hereinafter expressly provided in this Article 14. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment; provided, however, that Tenant shall have the right to make a separate claim for its moving expenses and to the extent the award otherwise payable to Landlord shall not be diminished thereby, for any of Tenant’s Property taken.

14.4.  In the event that more than twenty-five (25%) percent of the demised premises shall be so taken and Tenant shall not have elected to cancel this Lease as above provided, the entire award for a partial taking shall be paid to Landlord, and (a) Landlord, at Landlord’s own expense, shall to the extent of the net proceeds (after deducting reasonable expenses including attorneys’ and appraisers’ fees and disbursements) of the award restore the unaffected part of the demised premises to substantially the same condition and tenantability as existed prior to the taking to the extent the same may be feasible (subject to reasonable changes which Landlord shall deem desirable) and (b) Tenant, at its expense, shall proceed with reasonable diligence to repair the remaining parts of the demised premises which are deemed Landlord’s property pursuant to Section 8.11 hereof (provided that Landlord shall remit to Tenant the portion of the award therefor) and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

Until said unaffected portion is restored, Tenant shall be entitled to a proportionate abatement of fixed annual rent and additional rent under Articles 4 and 5 hereof for that portion of the demised premises which is being restored and is not usable until the completion of the restoration or until the said portion of the demised premises is used by Tenant, whichever occurs sooner.  Said unaffected portion shall be restored within a reasonable time but not more than six (6) months after the taking; provided, however, if Landlord is delayed by strike, lockout, the elements, or other causes beyond Landlord’s control, the time for completion shall be extended for a period equivalent to the delay (but not in excess of 120 days).  Should Landlord fail to complete the restoration within the said six (6) months or the time as extended, Tenant may elect to cancel this Lease and the term hereby granted in the manner and with the same results as set forth in the next two sentences of this Section 14.4.  If such partial taking shall occur in the last two (2) years of the term hereof, either party, irrespective of the area of the space remaining, may elect to cancel this Lease and the term hereby granted, provided such party shall, within thirty (30) days after such taking, give notice to that effect, and upon the giving of such notice, the fixed annual rent and additional rent shall be apportioned and paid to the date of expiration of the term specified and this Lease and the term hereby granted shall cease, expire and come to an end upon the expiration of said thirty (30) days specified in said notice.  If either party shall so elect to end this Lease and the term hereby granted, Landlord need not restore any part of the demised premises and the entire award for partial condemnation shall be paid to Landlord, and Tenant shall have no claim to any part thereof, except as to the items set forth in Section 14.3 hereof where same are applicable.

14.5.  If the temporary use or occupancy of all or any part of the demised premises shall be so taken, (a) the demised term shall not be reduced or affected in any way, (b) Tenant shall continue to be responsible for all of its obligations hereunder and shall continue to pay all fixed annual rent and additional rent when due and (c) Tenant shall be entitled to receive that portion of the award which represents reimbursement for the cost of restoration of the demised premises, compensation for the use and occupancy of the demised premises and for any taking of Tenant’s Property, except that, if the temporary period of taking shall extend beyond the expiration of the term of this Lease, the portion of the award representing compensation for the use and occupancy of the demised premises shall be apportioned between Landlord and Tenant as of said expiration date of said term and Landlord shall receive that portion of the award which represents reimbursement for the cost of restoration of the demised premises, and all monies paid as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the fixed annual rent and additional rent have been paid shall be received, held and applied by Tenant for payment of the fixed annual rent and additional rent becoming due hereunder.

ARTICLE 15

ASSIGNMENT, SUBLETTING AND MORTGAGING

15.1.  Except as otherwise expressly specified herein, Tenant shall not, whether voluntarily, involuntarily or by operation of law or otherwise, (a) assign in whole or in part or otherwise transfer in whole or in part this Lease or the term and estate hereby granted, (b) sublet the demised premises or any part thereof or allow the same to be used, occupied or utilized by others or in violation of Article 2 hereof, (c) mortgage, pledge, encumber or otherwise hypothecate this Lease or the demised premises or any part thereof in any manner, (d) subject to the provisions of Section 15.16, permit the demised premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by others or (e) advertise, or authorize a broker to advertise, for a subtenant or an assignee, without, in each instance, obtaining the prior consent of Landlord.  Except as hereinafter expressly specified, for purposes of this Article 15: (i) if Tenant (or any subtenant) is a corporation, the provisions of clause (a) of this Section 15.1 shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant (or such subtenant) as if such transfer of stock (or other mechanism) which results in a change of control of Tenant (or such subtenant) were an assignment of this Lease (including, without limitation, and by way of example only, the transfer of a majority of the outstanding voting stock of a company, which company owns one hundred percent (100%) of a second tier company, which in turn owns fifty-one percent (51%) of the outstanding voting stock of a corporate tenant hereunder), except that the direct or indirect transfer of the outstanding capital stock of Tenant, any subtenant or any corporate owner of either at any level by persons or parties though the “over the counter market” or through any recognized stock exchange, (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease, and if Tenant (or such subtenant) is a partnership or joint venture or limited liability company (herein called a “LLC“), said provisions shall apply with respect to a direct or indirect transfer (by one or more transfers) of an interest in such partnership, joint venture or LLC (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such partnership, joint venture or LLC, or of a corporation, partnership, joint venture or LLC which controls such entity, as if such transfer of an interest in such partnership, joint venture or LLC (or other mechanism) which results in a change of control of such partnership, joint venture or LLC were an assignment of this Lease (including, without limitation, and by way of example only, the transfer of a majority of the interests in a partnership, which partnership owns one hundred percent (100%) of a second tier partnership, which in turn owns fifty-one percent (51%) of the interests in a partnership tenant hereunder), (ii) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 15 and (iii) an extension or other material modification or amendment of a sublease shall be deemed a sublease.  For purposes of this Section 15.1, the term “control“ shall mean, in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty percent (50%) of all the voting stock, and in case of a joint venture or partnership or similar entity, ownership or voting control, directly or indirectly, of at least fifty percent (50%) or all the general or other partnership (or similar) interests therein.  Any agreement pursuant to which (A) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or a part of fixed annual rent or additional rent under this Lease, and/or (B) such third party undertakes or is granted any right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the demised premises, shall be deemed a transfer of this Lease and subject to the provisions of this Section 15.1.

15.2.  The provisions of Section 15.1 hereof shall not apply to an assignment (or deemed assignment or assignment by operation of law) to any entity into or with which Tenant (or any permitted subtenant of Tenant) or any entity having an interest, direct or indirect, in Tenant (and/or any subtenant) is merged or consolidated or to transactions with any entity to which substantially all of Tenant’s or any such other entity’s assets are transferred, provided that in any of such events (i) the successor to Tenant, such other entity or assignee is a reputable entity of good character and Tenant or such successor thereto has a net worth (as such term is hereinafter defined) at least equal to the net worth of Tenant as of the date that is ninety (90) days prior to such merger, consolidation or transfer, (ii) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord not more than ten (10) days after the effective date of any such transaction, (iii) a duplicate original instrument of assignment if applicable, duly executed and acknowledged by Tenant, shall have been delivered to Landlord not more than ten (10) days after the effective date of any such transaction, (iv) an instrument if applicable, duly executed and acknowledged by the assignee, in which such assignee assumes observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed after the effective date thereof shall have been delivered to Landlord not more than ten (10) days after the effective date of any such transaction, and (v) such merger, consolidation or asset sale shall be for a good business purpose and not principally for the purpose of transferring this Lease.  Furthermore, the provisions of Section 15.1 hereof shall not be deemed to prohibit the simultaneous occupancy of the demised premises by, or a subletting of all or a portion of the demised premises to, any entity which controls or is controlled by Tenant or is under common control with Tenant (herein called a “Tenant’s Affiliate“); provided, however that (A) Landlord shall be given prompt written notice of any such sublease or occupancy arrangement accompanied by reasonable evidence of such affiliate relationship, and (B) the cessation of such affiliate relationship while such sublease or occupancy is continuing shall be deemed a transaction to which all of the terms of this Article 15 shall apply.  For purposes hereof, the term “net worth” shall mean the excess of total assets over total liabilities; total assets and total liabilities each being determined in accordance with generally accepted accounting principles consistently applied.

15.3.  Save for a merger or consolidation, any assignment or transfer, whether made with Landlord’s consent as required by Section 15.1 or without Landlord’s consent pursuant to Section 15.2, shall be made only if the assignee shall execute, acknowledge and deliver to Landlord a recordable agreement, whereby the assignee shall assume the obligations and performance of this Lease to thereafter be performed by Tenant and agree to be personally bound by and upon all of the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions of Section 15.1 hereof shall, notwithstanding such an assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.  The assumption of obligations provided for in the immediately preceding sentence shall be made (i) effective as of the Commencement Date in connection with a merger, consolidation, reorganization or any other assignment or transfer by operation of law or (ii) effective as of the effective date of such assignment in connection with an assignment to a third party that is not described in clause (i) of this sentence.  Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of fixed annual rent and/or additional rent by Landlord from an assignee, transferee or any other party, Tenant shall remain fully liable for the payment of the fixed annual rent and additional rent due and to become due under this Lease and for the performance and observance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.

15.4.  The joint and several liability of Tenant and any immediate or remote successor-in-interest of Tenant, and the due performance of this Lease on Tenant’s part, shall not be discharged, released or impaired in any respect by an agreement or stipulation made by Landlord or any grantee or assignee, by way of mortgage, or otherwise, of Landlord, extending the time of, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease, which shall remain in full force and effect and Tenant shall continue liable hereunder.  If any such agreement or modification operates to increase the obligations of a tenant under this Lease, the liability under this Section 15.4 of the tenant named in this Lease or any of its successors in interest (unless such party shall have expressly consented in writing to such agreement or modification) shall continue to be no greater than if such agreement or modification had not been made.

15.5.  If this Lease be assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee.  If the demised premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant.  In either event, Landlord may apply the net amount collected to the fixed annual rent and additional rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 15.1 hereof, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.  The consent by Landlord to a particular assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered a consent by Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 15.  References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall also include licensees and others claiming under or through Tenant, immediately or remotely.

15.6.  The listing of any name other than that of Tenant, whether on the doors of the demised premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the demised premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the demised premises or to the use or occupancy thereof by others.

15.7.  Notwithstanding anything to the contrary contained in this Article 15, if Tenant shall at any time or times during the term of this Lease desire to assign this Lease or sublet all or part of the demised premises and Landlord’s consent shall be required therefore pursuant to the terms hereof, Tenant shall give notice thereof to Landlord (herein called a “Marketing Notice“), which notice shall set forth (a) in the case of a proposed subletting, the area proposed to be sublet, and, in the case of a proposed assignment such notice shall set forth Tenant’s intention to assign this Lease, (b) the term of the proposed subletting including the proposed dates of the commencement and the expiration of the term of the proposed sublease or the effective date of the proposed assignment, as the case may be, and (c) the rents, work contributions, and all other material provisions that are proposed to be included in the transaction.  Tenant shall also provide Landlord with such other information as Landlord may reasonably request.  Except for any assignment or sublease which does not require Landlord’s consent pursuant to Section 15.2 hereof, such Marketing Notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (i) terminate this Lease (if the proposed transaction is an assignment or a sublease for all or substantially all of the balance of the term of this Lease with respect to all or substantially all of the demised premises), or (ii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the demised premises for all or substantially all of the balance of the term of this Lease).  Said option may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after such notice has been given by Tenant to Landlord and Landlord shall have received all other information required to be furnished to Landlord by Tenant pursuant to the provisions of this Section 15.7 (a), (b) and (c); and during such thirty (30) day period Tenant shall not assign this Lease or sublet such space to any person.

15.8.  If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the demised premises for all or substantially all of the balance of the term of this Lease, then, this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the fixed annual rent and additional rent shall be paid and apportioned to such date.

15.9.  If Landlord exercises its option to terminate this Lease with respect to the space covered by Tenant’s proposed sublease in any case where Tenant desires to sublet part of the demised premises for all or substantially all of the balance of the term of this Lease, then (a) this Lease shall end and expire with respect to such part of the demised premises on the date that the proposed sublease was to commence; (b) from and after such date the fixed annual rent, additional rent and The Percentage shall be adjusted, based upon the proportion that the rentable area of the demised premises remaining bears to the total rentable area of the demised premises; and (c) Tenant shall pay to Landlord, upon demand, as additional rent hereunder the costs incurred by Landlord in physically separating such part of the demised premises from the balance of the demised premises and in complying with any laws and requirements of any public authorities relating to such separation.

15.10.      In the event Landlord does not exercise its options pursuant to Section 15.7 hereof to so terminate (in whole or in part) this Lease and providing that Tenant is not in default of any of Tenant’s obligations under this Lease after the giving of notice and the expiration of any applicable cure period, Landlord’s consent (which must be in writing and in form reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed (and which shall be granted or denied within thirty (30) days after receipt of the materials specified in Section 15.10(a)), provided and upon condition that:

(a)           Tenant shall have delivered to Landlord within one (1) year after the giving of the applicable Marketing Notice: (i) a duplicate original of the sublease or assignment instrument, (ii) all other documents to be executed in connection therewith, (iii) in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the demised premises and (iv) in connection with a proposed assignment of this Lease, current financial information with respect to the proposed assignee including, without limitation, its most recent financial report;

(b)           In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the demised premises, or the relevant part thereof, will be used in a manner which (i) is in keeping with the then standards of the Building, and (ii) will not violate any negative covenant as to use contained in any other lease of space in the Building (and Landlord shall advise Tenant of any such negative covenants in writing promptly after written request therefor by Tenant made in connection with a proposed subletting or assignment; Landlord hereby advising Tenant that no such covenants exist on the date hereof);

(c)           The proposed assignee or subtenant is a reputable person or entity of good character and, with respect to a proposed assignee, with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(d)           Provided that Landlord shall have space comparable in size then available, or to become available, for leasing in the Building, within six (6) months from the effective date of the proposed assignment or subletting, as the case may be, neither (x) the proposed assignee or sublessee nor (y) any person which, directly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee or any person who controls the proposed assignee or sublessee, is then an occupant of any part of the Building or a party who actually dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent;

(e)           The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 15;

(f)            The demised premises shall not be subdivided into more than three (3) separate units;

(g)           Tenant shall, together with requesting Landlord’s consent hereunder, have paid Landlord a processing fee to review the requested consent equal to $2,500.00 (which amount shall be increased annually commencing with July 2005, determined by multiplying the amount for the immediately prior twelve (12) month period by the percentage increase in the CPI from the immediately preceding July to the CPI for July of the then-current year); and

(h)           Tenant shall not have advertised the availability of the demised premises in an advertisement stating the name (as distinguished from the address) of the Building or the proposed rental.

15.11.  (a)  In the event that in connection with Tenant’s request for Landlord’s consent pursuant to Section 15.11  hereof, the proposed sublease or proposed assignment delivered to Landlord contains provisions which are “substantially different from” the terms set forth in the Marketing Notice delivered to Landlord pursuant to

Section 15.7 hereof, then in such event, Tenant’s request for consent pursuant to Section 15.11 hereof shall be deemed to be an irrevocable offer from Tenant to Landlord as to which Landlord shall have the option set forth in Section 15.7 hereof.  The terms of a proposed sublet or proposed assignment shall be deemed “substantially different from“ the terms set forth in the Marketing Notice delivered to Landlord pursuant to Section 15.7 hereof if the economic terms of such proposed sublet or assignment on an aggregate basis differ by more than five (5%) percent from the terms contained in the Marketing Notice delivered to Landlord pursuant to Section 15.7 hereof.

(b)           In the event that Landlord fails to exercise any of its options under Section 15.7 hereof, and Tenant fails to request Landlord’s consent to an assignment or sublease on the terms and conditions set forth in the notice delivered to Landlord pursuant to Section 15.7 hereof within one (1) year from the date of Landlord’s response to such notice; then, Tenant shall again comply with all of the provisions and conditions of Section 15.7 hereof before assigning this Lease or subletting all or part of the demised premises.

15.12.      With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a)           No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the expiration date of this Lease.

(b)           No subtenant shall take possession of the demised premises or any part thereof, until an executed counterpart of such sublease (and all ancillary documents executed in connection with, with respect to or modifying such sublease) has been delivered to Landlord.

(c)           Each sublease shall provide that it is subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, (iv) bound by any covenant of Tenant to undertake or complete any construction of the demised premises or any portion thereof, (v) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, (vii) responsible for any monies owing by Landlord to the credit of Tenant or (viii) required to remove any person occupying the demised premises or any part thereof.

(d)           Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except in compliance with all of the terms of provisions of this Article 15, and all provisions of this Article 15 shall apply to any such further assignment or subletting, including, without limitation, Section 15.11 hereof, except that in the case of a subletting by Tenant and a further subletting by the subtenant, Section 15.14 shall be deemed amended to provide that Landlord shall be entitled to receive 50% of any subletting profit received by such subtenant (without any duplication of payments) only to the extent that Landlord would have been entitled to such profit if such further subletting was a direct sublease by Tenant (e.g., if and to the extent that the sub-subrents, after deducting Tenant’s Costs, exceed the rents payable by Tenant under this Lease on a per rentable square foot basis).

15.13.  (a)  If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor, pay to Landlord, as additional rent an amount equal to fifty (50%) percent of any Assignment Profit or Sublease Profit, as the case may be.

(b)           For purposes of this Section 15.14, the term “Assignment Profit“ shall mean an amount equal to all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of the sale thereof, the net unamortized cost thereof determined on the basis of Tenant’s federal income tax returns and, in the case of the rental thereof, the fair rental value thereof), after deducting therefrom the amount of “Tenant’s Costs”, as hereinafter defined.

(c)           For purposes of this Section 15.14, the term “Sublease Profit“ shall mean in any year of the term of this Lease (i) any rents, additional charges or other consideration paid under the sublease to Tenant by the subtenant which is in excess of the fixed annual rent and additional rent accruing during such year of the term of this Lease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof, and (ii) all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the net unamortized cost thereof determined on the basis of Tenant’s federal income tax returns and, in the case of the rental thereof, the fair rental value thereof, which net unamortized amount shall be deducted from the sums paid in connection with such sale in equal monthly installments over the balance of the term of the sublease (each such monthly deduction to be in an amount equal to the quotient of the net unamortized amount, divided by the number of months remaining in the term of this Lease) after deducting therefrom the amount of Tenant’s Costs.

(d)           The sums payable under this Section 15.14 shall be paid to Landlord within thirty (30) days after being paid by the assignee or subtenant to Tenant and collected by Tenant.

(e)           For purposes of this Section 15.14, the term “Tenant’s Cost“ shall mean the reasonable expenses actually incurred by Tenant in connection with the assignment and subletting in question for sales, gains and transfer taxes, brokerage commissions, advertising expenses, attorneys’ fees and disbursements, any commercially reasonable rent credit or concession or work allowance and any tenant work performed by Tenant at its expense in connection with such assignment or subletting based on bills, receipts or other evidence of such costs reasonably satisfactory to Landlord.

15.14.      Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article 15, each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease.  If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 15.7 hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

15.15.      Notwithstanding anything to the contrary contained herein, Tenant shall not be required to obtain Landlord’s consent to the use of desk space in the demised premises (i.e., space which is part of the demised premises and not separately demised from the balance of the demised premises and which shares reception and other access and facilities therewith), consisting of not more than six (6) offices at any one time, by other persons or entities (the “Permitted Occupants”), provided that the Permitted Occupants shall use the demised premises only for the purposes permitted under this Lease and such use shall be consistent with the continued operation of the Building as a first-class office building.  Permission to such Permitted Occupants to use the demised premises shall not create a tenancy or any other interest in the demised premises except a license which shall cease and expire in any event automatically without notice upon the expiration or termination of this Lease and all acts, omissions and operations of such Permitted Occupants shall be deemed acts, omissions and operations of the Tenant.

ARTICLE 16

ACCESS TO DEMISED PREMISES; CHANGES

16.1.  Tenant shall permit Landlord and persons authorized by Landlord to install, erect, use and maintain pipes, ducts and conduits in and through the demised premises, provided the same are concealed behind walls and ceilings of the demised premises and are installed by such methods and at such locations as will not interfere with or impair Tenant’s layout or use of the demised premises except to a de minimis extent.  Landlord or its agents or designees shall have the right, but only upon reasonable advance notice made to Tenant or any authorized employee of Tenant at the demised premises, except in cases of emergency, to enter the demised premises at reasonable times, (a) after business hours for the making of such repairs, alterations, additions and improvements as Landlord may deem necessary in or to the demised premises and/or in or to the Building or its facilities and equipment or which Landlord shall be required to or shall have the right to make by the provisions of this Lease, (b) subject to the foregoing, shall also have the right to enter the demised premises for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the entire Building or to prospective mortgagees of the fee or of the Landlord’s interest in the property of which the demised premises are a part or to prospective assignees of any such mortgages or to the holder of any mortgage on Landlord’s interest in the property, its agents or designees and (c) to read any utility meters located therein.  Landlord shall be allowed to temporarily take all material into and upon the demised premises that may be required for the repairs, alterations, additions and/or improvement above mentioned as the same is required for such purpose without any liability to Tenant and without any reduction of Tenant’s covenants and obligations under this Lease and without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no wise abate, except as otherwise expressly provided in this Lease, while said repairs, alterations, additions and/or improvements are being made, by reason of loss or interruption of the business of Tenant because of the prosecution of any such work.  Landlord shall diligently proceed in the prosecution of such work and shall exercise reasonable efforts to minimize any disturbance with Tenant’s business operations.

16.2.  Landlord reserves the right, at any time, without it being deemed a constructive eviction and without incurring any liability to Tenant therefor, or affecting or reducing any of Tenant’s covenants and obligations hereunder, to make or permit to be made such changes, alterations, additions and improvements in or to the Building and the fixtures and equipment thereof as Landlord shall deem necessary or desirable, and to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairways, toilets and other public parts of the Building; provided, however, that access to the Building shall not be cut off and that there shall be no unreasonable obstruction of access to the demised premises or unreasonable interference with the use or enjoyment thereof.

16.3.  Tenant shall have (and is hereby granted) the right to use (on a non-exclusive basis) the shafts and risers serving the demised premises or running therefrom to the roof and basement of the Building to the extent that Landlord, acting reasonably and in a non-discriminating manner, determines that space exists in such shafts and risers for Tenant’s use.

16.4.  Landlord may, during the twelve (12) months prior to expiration of the term of this Lease, exhibit the demised premises to prospective tenants.

16.5.  If Tenant shall not be personally present to open and permit an entry into the demised premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord’s agents may enter the same without notice and without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property) and without in any manner affecting the obligations and covenants of this Lease.

16.6.  Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the demised premises, all of the Building, including, without limitation, exterior and atrium Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the demised premises, and any space in or adjacent to the demised premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof are reserved to Landlord and persons authorized by Landlord.

ARTICLE 17

CERTIFICATE OF OCCUPANCY

17.1.  Tenant shall not at any time use or occupy the demised premises or the Building, or suffer or permit anyone to use or occupy the demised premises, or do anything in the demised premises or the Building, or suffer or permit anything to be done in, brought into or kept on the demised premises, which in any manner violates the Certificate of Occupancy for the demised premises or for the Building.  Landlord agrees to maintain in full force and effect a certificate of occupancy for the Building (temporary or permanent) permitting the demised premises to be used for executive and general offices, and will not cause or permit such certificate of occupancy to be modified so as to adversely affect, other than to a de minimis extent, Tenant’s use or occupancy of the Premises for executive and general offices.

ARTICLE 18

BANKRUPTCY

18.1.  Subject to the provisions of Section 18.3 hereof, if at any time prior to the Commencement Date there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or a trustee of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, this Lease shall ipso facto be canceled and terminated, in which event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession of the demised premises and Landlord, in addition to the other rights and remedies given by Section 18.4 hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any fixed annual rent, additional rent, security deposit or monies received by it from Tenant or others in behalf of Tenant.

18.2.  Subject to the provisions of Section 18.3 hereof, if at the Commencement Date or if at any time during the term hereby demised there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, Landlord may, at Landlord’s option, serve upon Tenant or any such trustee, receiver, or assignee, a notice in writing stating that this Lease and the term hereby granted shall cease and expire on the date specified in said notice, which date shall be not less than ten (10) days after the serving of said notice, and this Lease and the term hereof shall then expire on the date so specified as if that date had originally been fixed in this Lease as the expiration date of the term herein granted.  Thereupon, neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the demised premises but shall forthwith quit and surrender the demised premises, and Landlord, in addition to the other rights and remedies given by Section 18.4 hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any fixed annual rent, additional rent, security deposit or monies received by it from Tenant or others in behalf of Tenant.

18.3.  In the event that during the periods set forth in Sections 18.1 and 18.2 hereof there shall be instituted against Tenant an involuntary proceeding for bankruptcy, insolvency, reorganization or any other relief described in Section 18.1 and/or 18.2 hereof, Tenant shall have ninety (90) days in which to vacate or stay the same before this Lease shall terminate or before Landlord shall have any right to terminate this Lease, provided the fixed annual rent and additional rent then in arrears, if any, are paid within fifteen (15) days after the institution of such proceeding, and further provided that the fixed annual rent and additional rent which shall thereafter become due and payable are paid when due, and Tenant shall not otherwise be in default in the performance of the terms and covenants of this Lease.

18.4.  In the event of the termination of this Lease pursuant to Sections 18.1, 18.2 or 18.3 hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the then fair and reasonable rental value of the demised premises for the same period, if lower than the rent reserved at the time of termination.  If the demised premises or any part thereof be re-let by Landlord for the unexpired term of this Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be prima facie the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re-letting.  Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

18.5.  (a)  If Tenant shall have assigned its interest in this Lease, and this Lease shall thereafter be disaffirmed or rejected by the assignee in any proceeding under the United States Bankruptcy Code or under the provisions of any Federal, state or foreign law of like import, or in the event of termination of this Lease by reason of any such proceeding, the assignor or any of its predecessors in interest under this Lease, upon request of Landlord given within ninety (90) days after such disaffirmance or rejection shall (a) pay to Landlord all fixed annual rent and additional rent then due and payable to Landlord under this Lease to and including the date of such disaffirmance or rejection and (b) enter into a new lease as lessee with Landlord of the demised premises for a term commencing on the effective date of such disaffirmance or rejection and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same fixed annual rent and additional rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) the rights of the lessee under the new lease, shall be subject to any possessory rights of the assignee in question under this Lease and any rights of persons claiming through or under such assignee, (ii) such new lease shall require all defaults existing under this Lease to be cured by the lessee with reasonable diligence, and (iii) such new lease shall require the lessee to pay all additional rent which, had this Lease not been disaffirmed or rejected, would have become due after the effective date of such disaffirmance or rejection with respect to any prior period.  If the lessee shall fail or refuse to enter into the new lease within thirty (30) days after Landlord’s request to do so and receipt of permission of the Bankruptcy Court having jurisdiction, then in addition to all other rights and remedies by reason of such default, under this Lease, at law or in equity, Landlord shall have the same rights and remedies against the lessee as if the lessee had entered into such new lease and such new lease had thereafter been terminated at the beginning of its term by reason of the default of the lessee thereunder.

(b)           If pursuant to the Bankruptcy Code Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 15 hereof (or if this Lease shall be assumed by a trustee), the trustee or assignee shall cure any default under this Lease and shall provide adequate assurance of future performance by the trustee or assignee including (a) of the source of payment of rent and performance of other obligations under this Lease and that any such assignee of this Lease shall have a net worth, computed in accordance with generally accepted accounting principles, equal to at least ten (10) times the aggregate of the fixed annual rent reserved hereunder plus all additional rent for the preceding calendar year as aforesaid and (b) that the use of the demised premises shall in no way diminish the reputation of the Building as a first-class office building or impose any additional burden upon the Building or increase the services to be provided by Landlord.  If Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. Section 365, as the same may be amended) to any person, including, without limitation, any individual, partnership or corporate entity, who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, Tenant or Tenant as debtor-in-possession, then notice of such proposed assignment, setting forth (i) the name and address of such person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. Section 365(b)(3) (as the same may be amended), shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than twenty (20) days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption.

ARTICLE 19

DEFAULT

19.1.  If

(a)           Tenant shall default in the payment of any fixed annual rent or recurring installments of additional rent due pursuant to Articles 4 or 5 hereof and (x) such default shall continue for ten (10) days after written notice thereof has been given to Tenant (the “Rent Default Cure Period”) and (y) with respect only to the first such default in the payment of any fixed annual rent or such recurring installment of additional rent to occur in any twelve (12) month period, such default shall continue for five (5) days after a second written notice thereof has been given to Tenant, which second notice has been given after the expiration of the Rent Default Cure Period, or

(b)           Tenant defaults in fulfilling any of the obligations under this Lease, other than the payment of fixed annual rent or recurring installments of additional rent (for default of which clause (a) of this Section 19.1 is applicable), then upon Landlord serving a written twenty (20) days’ notice upon Tenant specifying the nature of said default and upon the expiration of said twenty (20) days, if Tenant shall have failed to comply with or remedy such default, or if said default shall be of such a nature that the same cannot with due diligence be completely cured within said twenty (20) day period and the continuance of which for the period required for cure will not (i) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime, (ii) subject the demised premises or any part thereof or the Building or Land, or any part thereof, to being condemned or vacated, (iii) subject the Building or Land, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (iv) result in the termination of any Superior Lease or foreclosure of any Superior Mortgage, Tenant shall not (A) within said twenty (20) day period advise Landlord of Tenant’s intention to take all steps reasonably necessary to remedy said default, (B) duly commence within said twenty (20) day period, and thereafter diligently and in good faith prosecute to completion all steps reasonably necessary to remedy said default as soon as practicable and (C) complete such remedy within a reasonable time after the date of said notice of Landlord, or

(c)           any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 15 hereof, and such event shall not be cured within twenty (20) days of the Landlord has second notice thereof on Tenant, or

(d)           Tenant shall abandon the demised premises;

then Landlord may serve a written five (5) days’ notice of termination of this Lease upon Tenant, and, upon the expiration of said five (5) days, this Lease and the term hereunder shall end and expire as fully and completely as if the date of expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the term hereof and Tenant shall then quit and surrender the demised premises to Landlord but Tenant shall remain liable as hereinafter provided.

19.2.  If Tenant shall default in the payment of any fixed annual rent or additional rent, and such default shall continue for ten (10) days after written notice thereof has been given to Tenant, or if this Lease shall terminate as provided in Section 19.1 hereof, Landlord or Landlord’s agents and employees may immediately or at any time thereafter reenter the demised premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the demised premises.  The word “reenter,” as used herein, is not restricted to its technical legal meaning.  If this Lease is terminated under the provisions of Section 19.1 hereof, or if Landlord shall reenter the demised premises under the provisions of this Section 19.2, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the fixed annual rent and additional rent payable up to the time of such termination of this Lease, or of such recovery of possession of the demised premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 20 hereof.

19.3.  In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction.  The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.  In the event of a breach or threatened breach by Landlord of any of its obligations under this Lease, Tenant shall have the right of injunction.

19.4.  If this Lease shall terminate under the provisions of Section 19.1 hereof, or if Landlord shall reenter the demised premises under the provisions of Section 19.2 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any fixed annual rent or additional rent due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Article 20 hereof or pursuant to law.

ARTICLE 20

REMEDIES OF LANDLORD; WAIVER OF REDEMPTION

20.1.  If this Lease is terminated under the provisions of Article 19 hereof, or if Landlord shall reenter the demised premises under the provisions of Article 19 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, (a) the fixed annual rent and additional rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such expenses as Landlord may incur for legal expenses, reasonable attorneys’ fees, brokerage, and/or putting the demised premises in good order, or for preparing the same for rental; (b) Landlord may re-let the demised premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and (c) Tenant shall also pay Landlord as damages for the failure of Tenant to observe and perform said Tenant’s obligations herein contained either:

(i)            a sum which, at the time of such expiration or re-entry, or at the time Landlord ceases to collect the amounts provided for in subsection (ii) below,

as the case may be, represents the then value (assuming a discount at a rate per annum equal to 2% in excess of the interest rate then applicable to 10-year Federal Treasury Bonds) of the excess of the aggregate of the fixed annual rent and additional rent Under Articles 4 and 5 hereof (conclusively presuming the average monthly additional rent under Articles 4 and 5 hereof to be the same as were payable for the last 12 calendar months, or if less than 12 calendar months have then elapsed since the Commencement Date, all of the calendar months immediately preceding such termination or reentry) which would have been payable by Tenant for the period commencing with such expiration or re-entry, as the case may be, and ending on the scheduled expiration date of the term of this Lease, over the aggregate fair market rental value of the demised premises for the same period (which sum is sometimes herein called “the lump sum payment”); or

(ii)           sums equal to any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this Lease, payable in monthly installments by Tenant on the rent days specified in this Lease and any suit or proceeding brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar suit or proceeding or to thereafter initiate a proceeding to collect the lump sum payment.

In computing the damages payable under clause (i) or clause (ii) of the immediately preceding sentence, there shall be added to the lump sum payment or deficiency, as the case may be, such expenses as Landlord may incur or pay in connection with terminating this Lease or re-entering the demised premises and in securing possession thereof, including, without limitation, reasonable attorneys’ fees and disbursements, brokerage, and for keeping the demised premises in good order or for preparing the same for re-letting.

In no event shall Tenant be entitled to receive the excess, if any, of any rentals from re-letting over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Article 20 to a credit in respect of rentals from re-letting except to the extent that such rentals are actually received by Landlord.  No such re-letting shall constitute or be deemed to constitute a surrender or the acceptance of a surrender.  Landlord shall not be liable in any way whatsoever for its failure to relet the demised premises or any part thereof, or if the demised premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

Landlord, at Landlord’s option, may make such alterations, repairs, replacements and/or decorations in the demised premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

20.2.  Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

20.3.  If Tenant is in arrears in payment of fixed annual rent or additional rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

20.4.  Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 19 hereof, or had Landlord not reentered the demised premises.  Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.  Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or reentry on the demised premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater than any of the sums referred to in Section 20.1 hereof.

20.5.  In addition, if this Lease is terminated under the provisions of Article 19 hereof, or if Landlord shall, reenter the demised premises under the provisions of Article 19 hereof, Tenant agrees that:

(a)           the demised premises then shall be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration of the term hereof;

(b)           Tenant shall have performed prior to any such termination any covenant of Tenant contained in this Lease for the making of any Alterations or for restoring or rebuilding the demised premises or the Building, or any part thereof; and

(c)           for the breach of any covenant of Tenant set forth above in this Section 20.4, Landlord shall be entitled immediately, without notice or other action by

Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the actual out-of-pocket cost paid by Landlord to perform such covenant.

20.6.  In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under Article 19 hereof, if any fixed annual rent, additional rent or damages payable hereunder by Tenant to Landlord are not paid within five (5) days after the due date thereof, the same shall bear interest at the prime rate of Citibank, N.A. plus 2% per annum or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amount of such interest shall be additional rent hereunder.

20.7.  Mention in this Lease of any particular remedy shall not preclude Landlord or Tenant from any other remedy, in law or in equity.

ARTICLE 21

CURING TENANT’S DEFAULTS; FEES AND EXPENSES

21.1.  If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, immediately and without notice in case of emergency, or in any other case only provided that Tenant shall fail to remedy such default after Landlord shall have notified Tenant in writing of such default and the applicable grace period, if any, for curing such default shall have expired.

21.2.  Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the fixed annual rent or additional rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the demised premises after default by Tenant or upon the expiration or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Section 21.2 and/or Section 21.1 hereof (at the Interest Rate or the maximum rate permitted by law, whichever is less) may be sent by Landlord to Tenant monthly, or immediately, at its option, and such amounts shall be due and payable as additional rent within thirty (30) days after Tenant’s receipt of such bills.

21.3.  Tenant shall be entitled to reimbursement for reasonable counsel fees and disbursements in the event that it is successful in a judicial action to (i) enforce any rights against Landlord or Landlord’s obligations hereunder or pursuant to law or (ii) defend any judicial action by Landlord.

ARTICLE 22

NO REPRESENTATIONS BY LANDLORD

22.1.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease.  All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other written agreement(s) made concurrently herewith.

ARTICLE 23

END OF TERM

23.1.  Upon the expiration or other termination of the term of this Lease, or upon any re-entry by Landlord upon the demised premises, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition and repair, ordinary wear and tear and damage by fire, the elements or other casualty and condemnation excepted, and Tenant shall remove all of its property as herein provided.  Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

23.2.  No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the demised premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

23.3.  (a)  In the event this Lease is not renewed or extended or a new lease is not entered into between the parties, and if Tenant shall then hold over after the expiration or early termination of the term of this Lease, and if Landlord shall then not proceed to remove Tenant from the demised premises in the manner permitted by law (or shall not have given written notice to Tenant that Tenant must vacate the demised premises) irrespective of whether or not Landlord accepts rent from Tenant for a period beyond the Expiration Date, the parties hereby agree that Tenant’s occupancy of the demised premises after the expiration of the term shall be under a month-to-month tenancy commencing on the first day after the expiration or early termination of the term, which tenancy shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as fixed annual rent, an amount equal to two times one-twelfth of the fixed annual rent and additional rent payable by Tenant during the twelve (12) months preceding the expiration of the term of this Lease (annualized in the case of an early termination occurring less than 12 months after the Commencement Date and, in any event, without giving effect to any abatement or offset against such rents).  It is further stipulated and agreed that if Landlord shall, at any time after the expiration of the original term or after the expiration of any term created thereafter, proceed to remove Tenant from the demised premises as a holdover, the fixed annual rent for the use and occupancy of the demised premises during any holdover period shall be calculated in the same manner as set forth above.  In addition to the foregoing, Landlord shall be entitled to recover from Tenant any losses or damages arising from such holdover as provided in Section 23.3(c) hereof.

(b)           Notwithstanding anything to the contrary contained in this Lease, the acceptance of any rent paid by Tenant pursuant to Section 23.3(a) hereof shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 223-c of the Real Property Law of the State of New York.

(c)           If Tenant shall hold-over or remain in possession of any portion of the demised premises beyond sixty (60) days after the Expiration Date, Tenant shall be subject not only to summary proceeding and all damages related thereto, but also to any damages arising out of any lost opportunities (and/or new leases) by Landlord to re-let the demised premises (or any part thereof).  All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

ARTICLE 24

QUIET ENJOYMENT

24.1.  Landlord covenants and agrees that subject to the terms and provisions of this Lease and to Superior Leases and Superior Mortgages, if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part or on behalf of Tenant to be kept or performed, then Tenant’s rights under this Lease shall not be cut off or ended before the expiration of the term of this Lease.  This covenant shall be construed as a covenant running with the Land, and is not, nor shall it be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the building project and only so long as such interest shall continue, and thereafter Landlord shall be relieved of all liability hereunder thereafter arising and this covenant shall be binding only upon subsequent successors in interest of Landlord’s interest in this Lease, to the extent of their respective interests, as and when they shall acquire the same, and so long as they shall retain such interest.

ARTICLE 25

DEFINITIONS

25.1.  For the purposes of this Lease, the following terms have the meanings indicated:

(a)           The term “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question.

(b)           The term “business days” as used in this Lease shall exclude Saturdays, Sundays and all days observed by the Federal, State or local government as legal holidays as well as all other days recognized as holidays under applicable union contracts.  Such holidays currently are: New Years Day, Martin Luther King Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, Day after Thanksgiving, Christmas Day.

(c)           The terms “herein “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular article or section, unless expressly so stated.

(d)           The term “CPI” shall mean the Consumer Price Index for All Urban Consumers (“CPI-AUC”), New York, New York-Northeastern New Jersey, All Items (1982-1984=100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor.  In the event that CPI-AUC ceases to use a 1982-84 base rate of 100 as the basis of calculation, then the CPI-AUC shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-AUC in effect at the date of this Lease not been altered.  If CPI-AUC is not available or may not lawfully be used for the purposes herein stated, the term “Consumer Price Index” shall mean (i) a successor or substitute index to CPI-AUC, appropriately adjusted; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication, selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), evaluating the information theretofore used in determining CPI-AUC.

(e)           The term “Interest Rate,” when used in this Lease, shall mean an interest rate equal to two percent (2%) above the so-called annual “Base Rate“ of interest established and approved by Citibank, N.A., New York, New York, or its successor, from time to time, as its interest rate charged for unsecured loans to its corporate customers, but in no event greater than the highest lawful rate from time to time in effect.

(f)            The term “Landlord“ as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Land and Building (or the owner of a lease of the Building or of the Land and Building), so that in the event of any transfer of title to the Land and Building or said lease, or in the event of a lease of the Building, or of the Land and Building, upon notification to Tenant of such transfer or lease the said transferor Landlord shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to the Land and Building or said lease, or the said lessee of the Building, or of the Land and Building, that the transferee or the lessee has assumed and agreed to carry out any and all such covenants, obligations and liabilities of Landlord hereunder.

(g)           The terms “Landlord shall have no liability to Tenant” or “the same shall be without liability to Landlord” or “without incurring any liability to Tenant therefor” or words of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the demised premises.

(h)           The term “laws and requirements of any public authorities” and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments including, without limitation, The Americans with Disabilities Act of 1990, as amended, and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the demised premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

(i)            The term “Legal Requirements“ and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the demised premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

(j)            The term “mortgage” shall include a mortgage and/or a deed of trust, and the term “holder of a mortgage” or “mortgagee” or words of similar import shall include a mortgagee of a mortgage or a beneficiary of a deed of trust.

(k)           The term “person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

(l)            The term “requirements of insurance bodies” and words of similar import shall mean rules, regulations, orders and other requirements of the New

York Board of Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Building and/or the demised premises, whether now or hereafter in force.

(m)          The term “Tenant“ shall mean the tenant herein named or any assignee or other successor in interest (immediate or remote) of the tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this subsection shall not be construed to permit any assignment of this Lease or to relieve the tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

ARTICLE 26

ADJACENT EXCAVATION — SHORING

26.1.  If an excavation or other substructure work shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as shall be necessary to preserve the wall of or the Building of which the demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

ARTICLE 27

RULES AND REGULATIONS

27.1.  Tenant and Tenant’s servants, employees and agents shall observe faithfully and comply strictly with the Rules and Regulations set forth in Exhibit E attached hereto and made part hereof entitled “Rules and Regulations“ and such other and further reasonable rules and regulations as Landlord or Landlord’s agents may from time to time adopt; provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control.  Reasonable written notice of any additional rules and regulations shall be given to Tenant.  Landlord shall not enforce the Rules and Regulations in a manner discriminatory to Tenant.

Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, against any other tenant of the Building, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.  Landlord agrees not to enforce any Rules and Regulations in a manner discriminatory to Tenant.

Landlord shall not unreasonably withhold from Tenant any approval provided for in the rules and regulations and shall exercise its judgment in good faith.

ARTICLE 28

NO WAIVER

28.1.  No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord.  No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the demised premises prior to the termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord’s agent shall not operate as a termination of this Lease or a surrender of the demised premises.  In the event of Tenant at any time desiring to have Landlord sublet the demised premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease.  The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth herein, or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of any original violation.  The receipt by Landlord, or payment by Tenant, of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the Rules and Regulations set forth herein, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.  No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on the account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

28.2.  This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 29

WAIVER OF TRIAL BY JURY

29.1.  Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the demised premises, and/or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy.  It is further mutually agreed that if Landlord commences any summary proceeding to recover rent or recover possession of the demised premises, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in any such proceeding (other than compulsory counterclaims).  The provisions of this Article 29 shall survive any expiration or sooner termination of this Lease.

ARTICLE 30

INABILITY TO PERFORM

30.1.  If, by reason of (a) strike, (b) labor troubles, (c) governmental pre-emption in connection with a national emergency, (d) any rule, order or regulation of any governmental agency, (e) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or (f) any cause beyond Landlord’s reasonable control (the foregoing circumstances described in this Section 30.1 being herein called “Force Majeure Causes“), Landlord shall be unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease or shall be unable to supply any service which Landlord is obligated to supply, this Lease and Tenant’s obligations hereunder, including, without limitation, the payment of rent hereunder, shall in no wise be affected, impaired or excused nor shall Landlord have any liability whatever to Tenant, nor shall the same be deemed constructive eviction.

ARTICLE 31

NOTICES

31.1.  Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Lease or pursuant to any applicable law or requirement of public authority (collectively, “notices”) shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made only if sent by (a) registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, (b) nationally recognized overnight courier (e.g., Federal Express) with verification of delivery requested or (c) personal delivery with verification of delivery requested, in any of such cases addressed as follows:

If to Landlord:

c/o Fisher Brothers
299 Park Avenue
New York, New York  10171
Attention:  Mr. Kenneth Fisher, Partner

with copies to:

c/o Fisher Brothers
299 Park Avenue
New York, New York  10171
Attention:  Jonathan W. Knipe, Esq.

and

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York  10022
Attention:  Martin L. Edelman, Esq.

and if to Tenant, before Tenant takes occupancy of the demised premises for the conduct of its business, to the address at the head of this Lease and thereafter as follows:

General Maritime Corporation
299 Park Avenue
New York, New York 10171
Attention:  Mr. E. Nikolas Tavlarios

with a copy to:

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022
Attention:  Thomas E. Constance, Esq.

(except that after the Commencement Date, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the Building), and shall be deemed to have been given, rendered or made (i) if mailed, on the third business day following the day so mailed, unless mailed to a location outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the fifth business day after the day so mailed, (ii) if sent by nationally recognized overnight courier, on the first business day following the day sent or (iii) if sent by personal delivery, when delivered and receipted by the party to whom addressed (or on the date that such receipt is refused, if applicable).

Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it.  Notwithstanding the foregoing, with respect to an occurrence presenting imminent danger to the health or safety of persons or damage to property in, on or about the Building, notices may be hand delivered to Tenant at the demised premises or Landlord at the Building, provided that the same notice is also sent in the manner set forth above.

31.2.  Notices hereunder from Landlord may be given by Landlord’s managing agent, if one exists, or by Landlord’s attorney, if in each instance, Landlord has given Tenant notice of the authority of such agent or attorney.  Notices hereunder from Tenant may be given by Tenant’s attorney.

31.3.  In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice on one other person or entity designated in such request, such service to be effected as provided in Section 31.1 or 31.2 hereof.

31.4.  Notwithstanding anything to the contrary contained in this Lease, a rent bill or a bill for services rendered by the cleaning contractor for the Building, in either case sent to Tenant by first class mail to the first address to which notices are to be given to Tenant as set forth in Section 31.1 above, shall be deemed a proper demand for the payment of the amounts set forth therein (but nothing contained herein shall be deemed to require Landlord to send any rent bill or otherwise make any demand for the payment of rent except in those cases, if any, explicitly provided for in this Lease).

ARTICLE 32

SERVICES

32.1.  Throughout the term of this Lease, Landlord shall provide the following services to the demised premises in the manner hereinafter more particularly set forth:  (a) heat, ventilation and air conditioning; (b) elevator service; (c) domestic hot and cold water; and (d) cleaning.

32.2.  (a)  Landlord shall, through the air conditioning system of the Building, furnish air conditioning, ventilation and heating (“HVAC“) to the demised premises, on an all-year-round basis, during the hours from 8:00 A.M. to 6:00 P.M. on business days (herein called “business hours”).  The peripheral and interior HVAC systems will be automatically controlled to achieve a design standard providing (a) air conditioning at a dry bulb temperature of 78 degrees Fahrenheit when the outdoor dry bulb temperature is 95 degrees Fahrenheit, and the outdoor wet bulb is 75 degrees Fahrenheit, (b) heat at 70 degrees Fahrenheit in zero degrees Fahrenheit weather and (c) proper ventilation for the interior spaces at all seasons of the year.  This specification is predicated on occupancy of one person per 100 usable square feet and appropriate use of window blinds.

(b)           Tenant agrees to keep and cause to be kept closed all the doors to the demised premises at all times, and Tenant agrees to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of said air conditioning systems.

(c)           Tenant acknowledges it has been advised that the Building has sealed windows and that, therefore, the air in the demised premises can become stale and even unbreatheable when the ventilating, air-conditioning, and heating system is not operating.  Tenant agrees that Landlord shall not be obligated to operate such ventilating, air-conditioning, and heating system after or before business hours, except after prior written notice from Tenant as hereinafter specified.  Tenant agrees that Landlord’s failure to operate such system in the absence of such notice shall not be deemed a partial or other eviction, or disturbance of Tenant’s use, enjoyment, or possession of the demised premises, and shall not render Landlord liable for damages, by abatement of rent or otherwise, and Tenant shall not be relieved from any obligation under this Lease.

(d)           Landlord will upon reasonable advance notice provide Tenant with ventilation, air conditioning, or heating at times other than business hours at Landlord’s then established rates for such after hours service, payable by Tenant as additional rent when billed.  Landlord’s established rate is currently $1,228.44 per hour.  In the event more than one tenant has requested after hours service, said charges shall be pro rated.

(e)           Landlord shall provide Tenant with, and Tenant agrees to purchase from Landlord, up to twenty (20) tons of condenser water for the supplemental air conditioning needs of Tenant at the current rates of $800.00 per ton per annum (which charge for condenser water shall be increased or decreased (but not below $800) annually commencing with calendar year 2005, determined by multiplying the charge for the immediately prior calendar year by the percentage increase in the CPI for the month of December preceding the current calendar year over the CPI for the month of December preceding the immediately preceding calendar year).  If Tenant’s actual supplemental heating, ventilation and air conditioning needs call for less than twenty (20) tons of condenser water, Landlord shall reserve for Tenant the remainder of such twenty (20) tons of condenser water until the date that is sixty (60) days following the date on which Tenant takes occupancy of all or any portion of the demised premises for the conduct of its business.  Tenant shall commence payment for the condenser water for the demised premises from and after such time as Tenant first uses the condenser water.  Tenant shall not be responsible for the cost and expense of “tap-in” charges for the installation of a supplemental air conditioning system.

32.3.  Subject to Section 3.4, Landlord shall provide necessary elevator facilities, including reasonable freight elevator service and loading dock facilities, during business hours and shall have sufficient passenger elevators available at all other times.  Landlord will provide Tenant with after-hours freight elevator service and loading dock facilities at Landlord’s then established rates in the Building for same and pursuant to

Landlord’s Rules and Regulations.  Landlord’s established rates are currently $98.35 per hour plus $65 per hour for loading dock security.

32.4.  Landlord will supply Tenant at Landlord’s expense with an adequate quantity of hot and cold water for ordinary lavatory, drinking and cleaning purposes and for a single shower.  Should Tenant require or consume water for any additional purpose, Tenant shall pay Landlord a reasonable charge therefor and for any required pumping or heating thereof, as well as any taxes, sewer rents or other charges which may be imposed by any governmental authority based on the quantity of water so used by Tenant.  Landlord may elect to install a water meter, at Tenant’s expense and thereby measure Tenant’s water consumption for all such material additional purposes, said meter to be maintained at Tenant’s expense.

32.5.  Landlord agrees to cause the demised premises to be cleaned on business days as set forth in Exhibit F annexed hereof.  Landlord shall have no obligation to perform cleaning services in those portions of the demised premises which are below grade, bank space, or which are used for the preparation, dispensing or consumption of food or beverages, for use as training rooms, trading rooms/floors, for files, storage, mailing or shipping purposes, for the operation of computer, telex, data processing, reproduction or similar equipment or as private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, all of which portions Tenant shall cause to be kept clean at Tenant’s cost and expense.  Tenant shall pay to Landlord, on demand, a reasonable charge for the removal from the demised premises of any refuse and rubbish of Tenant as shall not be contained in waste receptacles of customary office size and for the removal of refuse and rubbish of Tenant’s machines and of eating facilities requiring special handling (known as wet garbage).  Landlord, its cleaning contractor and their employees shall have access to the demised premises after business hours and the use of Tenant’s light, power and water in the demised premises, without charge therefor, as may be reasonably required for the purpose of cleaning the demised premises, and shall turn off all such utilities when the cleaning is completed.

32.6.  If Tenant is permitted hereunder to and does have a separate area for the preparation or consumption of food in the demised premises,

32.7.  Tenant has been advised by Landlord that the cleaning contractor for the Building is an entity under common control with Landlord and Tenant agrees to employ said contractor or such other contractor as Landlord may from time to time reasonably designate for all waxing, shampooing, polishing, lamp replacement and other special cleaning or maintenance work of the demised premises and of Tenant’s furniture, fixtures and equipment.  Landlord represents that the cost and quality thereof shall be reasonably comparable to that of other contractors doing comparable work in comparable buildings in the area of the Building.  Tenant shall not employ any other such contractor or individual without Landlord’s prior written consent, but nothing herein contained shall prohibit Tenant from utilizing a limited number of “on staff” day porters hired directly by Tenant to perform special cleaning of a nature not provided by the employees of Landlord’s designated cleaning contractor in the Building, but only for so long as the employment by Tenant of such day porters does not result in jurisdictional disputes or strikes.

32.8.  Subject to the provisions of Articles 13 and 14 hereof, Landlord reserves the right, without liability to Tenant and without it being deemed a constructive eviction, to stop or interrupt any heating, elevator, escalator, lighting, ventilating, air-conditioning, steam, power, electricity, water, cleaning or other service and to stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements,  or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord.  Subject to the provisions of Articles 13 and 14 hereof, no such stoppage or interruption shall result in any liability from Landlord to Tenant or entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption.  Except in emergency circumstances, Landlord shall give Tenant reasonable prior notice (which notice need not be in writing) of its intention to make any repairs, alterations or improvements referred to in this Section 32.10 or any other stoppages of services of which Landlord has prior notice and shall use reasonable efforts in making such repairs, alterations or improvements and in dealing with such other stoppages of service so as to minimize interference with Tenant’s business operations, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis.  Notwithstanding the foregoing provisions of this Section 32.8, if the demised premises is rendered untenantable, in whole or in part, for a period of three (3) or more consecutive business days as a result of any interruption of services or work performed by Landlord, then, unless caused by the default or negligence of Tenant, its agents or employees, the fixed annual rent and Additional Rent applicable to the demised premises or the part thereof so rendered untenantable shall abate commencing on the fourth (4th) business day that the demised premises or part thereof are untenantable, for such period as the demised premises or part thereof shall remain untenantable or until Tenant shall occupy such portion of the demised premises for the substantially normal conduct of its business, regardless of any delay by Tenant in resuming the operation of its business, whichever is earlier; provided, however, that if the demised premises are rendered untenantable as a result of Force Majeure Causes which are not insured against under Landlord’s insurance policies for the Building, then, in such event, (a) the provisions of this sentence shall apply if and only if such untenantability shall be for a period of ten (10) or more consecutive business days and (b) the fixed annual rent and Additional Rent applicable to the demised premises or the part thereof so rendered untenantable shall abate subject to and in accordance with this Section 32.8 commencing on the eleventh (11th) business day of such untenantability.  As used in this Section 32.8, the term “untenantable” shall mean the extent to which Tenant is actually unable to, and actually does not, use any or all of the demised premises (other than a de minimis portion thereof) for the substantially normal conduct of its business.  Notwithstanding the penultimate sentence above, if Landlord’s rent insurance does not insure such untenantability from the fourth (4th) business day, then rent shall not abate until the eighth (8th) business day after seven (7) consecutive business days of untenantability.

32.9.  It is expressly agreed that providers reasonably approved by Landlord shall be permitted to furnish:  laundry, linen, towels, drinking water, ice and other similar supplies and services to tenants and licensees in the Building. Landlord may fix, in its own absolute discretion, at any time and from time to time, the hours during which and regulations under which such supplies and services are to be furnished.

32.10.  In the event that Landlord reasonably objects to the use by Tenant of a specific provider of food or beverages for consumption within the demised premises or elsewhere in the Building, Tenant shall discontinue using such provider.

32.11.  Tenant shall not clean, nor require, permit, suffer or allow any windows in the demised premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law.

32.12.  Landlord shall operate and maintain the Building Class E system, communications system, sprinkler system and provide a concierge.  Except as otherwise expressly provided in this Article, Landlord shall not be required to provide any services to the demised premises.  Landlord shall operate the Building as a class A building comparable to other class A Park Avenue buildings.

32.13.  In addition to any remedies which Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies contained elsewhere in this Lease, if there shall be a default hereunder by Tenant which shall not have been remedied within the applicable grace period, Landlord shall not be obligated to furnish to Tenant or the demised premises any services outside of business hours on business days; and the discontinuance of any one or more such services shall be without liability by Landlord to Tenant and shall not reduce, diminish or otherwise affect any of Tenant’s covenants and obligations under this Lease.

32.14.  If and for so long as Landlord maintains a Building directory, Landlord, at Tenant’s request, shall maintain listings on a Building directory of the names of Tenant, or its permitted subtenants, assignees or affiliates and the names of any of their officers and employees, provided that the names so listed shall not use more than The Percentage of the space on the Building directory.  The actual cost to Landlord for making any changes in such listings requested by Tenant shall be paid by Tenant to Landlord within thirty (30) days after delivery of an invoice therefor.

ARTICLE 33

ARBITRATION

33.1.  In each case specified in this Lease in which resort to arbitration shall be required, such arbitration (unless otherwise specifically provided in other Sections of this Lease) shall be in New York City in accordance with the Commercial Arbitration Rules of the AAA and the provisions of this Lease, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

ARTICLE 34

CONSENTS AND APPROVALS

34.1.  Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval.  Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment, or to commence an arbitration pursuant to the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (presently Rules 53 through 57); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 54 shall be returned within five (5) business days from the date of mailing, (ii) the parties shall notify the American Arbitration Association, by telephone, within four (4) days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association and was not objected to in accordance with the second sentence of Rule 54, (iii) the Notice of Hearing referred to in Rule 55 shall be four (4) days in advance of the hearing, (iv) the hearing shall be held within seven (7) days after the appointment of the arbitrator, and (v) the arbitrator shall have no right to award damages.  Judgment upon any decision rendered in any arbitration held pursuant to this Article shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court.  Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Article, and the parties shall share all other expenses and fees of any such arbitration.  The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

ARTICLE 35

INDEMNITY

35.1.  Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and Superior Mortgagees and its and their respective partners, directors, officers, principals, shareholders, agents and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the demised premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord, its agents, or employees) in or about the demised premises during the term of this Lease; (b) any negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, principals, shareholders, officers, agents, employees or contractors; and (c) any accident, injury or damage whatever (except to the extent caused by Landlord’s negligence or willful misconduct or the negligence or willful misconduct of Landlord’s agents, employees, or contractors) occurring in, at or upon the demised premises during the Term; together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.  In case any action or proceeding be brought against Landlord and/or any Superior Lessor or Superior Mortgagee and/or its or their partners, directors, officers, principals, shareholders, agents and/or employees by reason of any such claim, Tenant, upon notice from Landlord or such Superior Lessor or Superior Mortgagee, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord or such Superior Lessor or Superior Mortgagee).  The rights and obligations of Landlord and Tenant contained in this Article 35 shall survive the expiration or early termination of this Lease.

35.2.  Landlord shall indemnify and hold harmless Tenant and its and their respective partners, directors, officers, principals, shareholders, agents and employees from and against any and all claims arising from or in connection with any willful misconduct or negligence of Landlord, or any of its partners, directors, principals, shareholders, officers, agents, employees or contractors; together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.  In case any action or proceeding be brought against Tenant and/or its partners, directors, officers, principals, shareholders, agents and/or employees by reason of any such claim, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant).  The rights and obligations of Landlord and Tenant contained in this Article 35 shall survive the expiration or early termination of this Lease.

ARTICLE 36

CERTIFICATES

36.1.  Tenant shall, without charge, at any time and from time to time, within ten (10) business days after request by Landlord, deliver a written instrument to Landlord or any other person, firm or corporation specified by Landlord, duly executed and acknowledged, certifying:

(a)                                  that this Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect as modified and stating any such modification;

(b)                                 whether the term of this Lease has commenced and rent become payable thereunder; and whether Tenant has accepted possession of the demised premises;

(c)                                  whether or not to Tenant’s knowledge there are then existing any defenses or offsets which are not claims under paragraph (e) of this Section 36.1 against the enforcement of any of the agreements, terms, covenants, or conditions of this Lease and any modification thereof upon the part of Tenant to be performed or complied with, and, if so, specifying the same;

(d)                                 the dates to which the fixed annual rent, and additional rent, and other charges hereunder, have been paid;

(e)                                  whether or not Tenant has made any claim against Landlord under this Lease and if so the nature thereof and the dollar amount, if any, of such claim; and

(f)                                    such other information concerning this Lease as Landlord may reasonably request.

36.2.  Landlord shall, without charge, at any time and from time to time, within ten (10) business days after request by Tenant, deliver a written instrument to Tenant and/or any other person, firm or corporation specified by Tenant, duly executed and acknowledged, certifying:

(a)                                  that this Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect as modified and stating any such modification;

(b)                                 whether the term of this Lease has commenced and rent become payable thereunder; and whether Tenant has accepted possession of the demised premises;

(c)                                  whether or not to Landlord’s knowledge there are then existing any defenses or offsets which are not claims under paragraph (e) of this Section 36.1 against the enforcement of any of the agreements, terms, covenants, or conditions of this Lease and any modification thereof upon the part of Landlord to be performed or complied with, and, if so, specifying the same;

(d)                                 the dates to which the fixed annual rent, and additional rent, and other charges hereunder, have been paid;

(e)                                  whether or not Landlord has made any claim against Tenant under this Lease and if so the nature thereof and the dollar amount, if any, of such claim; and

(f)                                    such other information concerning this Lease as Tenant may reasonably request.

ARTICLE 37

NAME OF BUILDING

37.1.  Landlord shall have the full right at any time to name and change the name of the Building and to change the designated address of the Building.  The Building may be named after any person, firm, or otherwise, whether or not such name is, or resembles, the name of a tenant of the Building.

ARTICLE 38

MEMORANDUM OF LEASE

38.1.  Tenant shall not record this Lease or any memorandum thereof.

ARTICLE 39

BROKERAGE

39.1.  Each party represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to the demised premises except CB Richard Ellis and Cushman & Wakefield (collectively, “Broker”).  Each party agrees to indemnify, defend and save the other harmless from and against any claims for fees or commissions from anyone (other than, in the case of Tenant, Broker) with whom such party has dealt in connection with the demised premises or this Lease.  Landlord shall pay the commissions due Broker in connection with this Lease pursuant to a separate agreement.  The provisions of this Article 39 shall survive the expiration or early termination of this Lease.

ARTICLE 40

INVALIDITY OF ANY PROVISION

40.1.  If any term, covenant, condition or provision of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease or the application thereof to any circumstance or to any person, firm or corporation other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

40.2.  If any term, covenant, condition or provision of this Lease is found invalid or unenforceable to any extent, by a final judgment or award which shall not be subject to change by any appeal, then either party to this Lease may initiate an arbitration in accordance with the provisions of Article 33 hereof, which arbitration shall be by three (3) arbitrators each of whom shall have at least ten (10) years’ experience in the supervision of the operation and management of major office buildings in Manhattan.  Said arbitrators shall devise a valid and enforceable substitute term, covenant, condition or provision for this Lease which shall as nearly as possible carry out the intention of the parties with respect to the term, covenant, condition or provisions theretofore found invalid or unenforceable.  Such substitute term, covenant, condition or provision, as determined by the arbitrators, shall thereupon be deemed a part of this Lease.

ARTICLE 41

MISCELLANEOUS

41.1.  The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

41.2.  It is understood and agreed that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way whatsoever until (a) Tenant has duly executed and delivered duplicate originals to Landlord, and (b) Landlord has executed and delivered one of said fully executed originals to Tenant.

41.3.  The demised premises shall not be a reentry floor.

41.4.  Except as otherwise expressly provided in this Lease, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 15 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Article 41 shall not be construed as modifying the conditions of limitation contained in Article 19 hereof.

41.5.  Upon the expiration or other termination of this Lease neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as by their nature or under the circumstances can only be, or by the provisions of this Lease, may be, performed after such expiration or other termination; and, in any event, unless otherwise expressly provided in this Lease, any liability for a payment (including, without limitation, additional rent under Articles 4 and 5 hereof) which shall have accrued to or with respect to any period ending at the time of expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

41.6.  If the demised premises be or become infested with vermin as a result of any misuse or neglect of the demised premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.

41.7.  Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  All terms and words used in this Lease, shall be deemed to include any other number and any other gender as the context may require.

41.8.  If under the terms of this Lease Tenant is obligated to pay Landlord a sum in addition to the fixed annual rent under the lease and no payment period therefor is specified, Tenant shall pay Landlord the amount due within thirty (30) days after being billed.

41.9.  Notwithstanding anything to the contrary contained in this Lease, during the continuance of any default by Tenant after the giving of notice and the expiration of any applicable grace periods hereunder, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

41.10.  Each party represents and warrants that this Lease has been duly authorized, executed and delivered by such party.  Tenant further represents and warrants that the Office of Foreign Assets Control of the United States Department of the Treasury has not listed Tenant or any of Tenant’s affiliates, or any person that controls, is controlled by, or is under common Control with Tenant, on its list of Specially Designated Nationals and Blocked Persons.

41.11.  Any bill for additional rent rendered by Landlord to Tenant, and any bill for services rendered to Tenant by the cleaning contractor for the Building shall constitute a final determination as between Landlord (or such cleaning contractor, as the case may be) and Tenant of the accuracy and appropriateness of the additional rent or cleaning charges set forth on such bill, unless Tenant, within fourteen (14) months after such bill is furnished to Tenant, shall give a notice to Landlord that it disputes the accuracy or appropriateness of such bill, which notice shall specify the particular respects in which the bill is inaccurate or inappropriate.  Pending the resolution of such dispute, Tenant shall pay the additional rent or cleaning charges in accordance with the bill furnished by Landlord or the cleaning contractor for the Building, as the case may be.  The provisions of this Section 41.11 shall not apply to bills for the Expense Payment or for additional rent relating to real estate taxes, each of which are governed by other provisions of this Lease.

41.12.  Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the building project, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may reasonably be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.  The provisions of this Section 41.12 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the building project.

41.13.  Tenant shall indemnify and hold Landlord harmless from and against any loss, damage or liability suffered or incurred by Landlord on account of any sales or other tax payable by tenant with respect to any cleaning or other services which Tenant obtains or contracts for directly from any third party or parties.

41.14.  If the demised premises or any additional space to be included within the demised premises shall not be available for occupancy by Tenant on the specific date hereinbefore designated for the commencement of the term of this Lease or for the inclusion of such space for any reason whatsoever, then this Lease shall not be affected thereby but, in such case, said specific date shall be deemed to be postponed until the date when the demised premises or such additional space shall be available for occupancy by Tenant, and Tenant shall not be entitled to possession of the additional space until the same are available for occupancy by Tenant; provided, however, Tenant shall have no claim against Landlord, and Landlord shall have no liability to Tenant by reason of any such postponement of said specific date, and the parties hereto further agree that any failure to have the demised premises or such additional space available for occupancy by Tenant on said specific date or on the Commencement Date shall in no way affect the obligations of Tenant hereunder nor shall the same be construed in any way to extend the Term.  This Section 41.13 shall be deemed to be an express provision to the contrary of Section 223-a of the Real Property Law of the State of New York and any other law of like import now or hereafter in force.

41.15.  (a)  Tenant shall not cause or permit “Hazardous Materials” (as hereafter defined) to be used, transported, stored, released, handled, produced or installed in, on or from, Tenant’s premises or the Building in violation of any applicable laws.  The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable explosives, radioactive materials, hazardous wastes, hazardous and toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material, as defined by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing.  In the event of a breach of the provisions of this Section 41.14, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant to remove any such Hazardous Materials from the demised premises in the manner prescribed for such removal by Legal Requirements.

(b)                                 Landlord represents and warrants that the demised premises and the public areas in the Building are free of Hazardous Materials.

(c)                                  The provisions of this Section 41.14 shall survive the expiration or sooner termination of this Lease.

ARTICLE 42

SECURITY

42.1.  Tenant shall deliver to Landlord on the Commencement Date, and Tenant shall maintain in effect at all times during the term hereof, as security for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this Lease, an unconditional irrevocable letter of credit in the amount of Six Hundred Fifty-Eight Thousand Three Hundred Forty-Four ($658,344.00)) Dollars, substantially in the form annexed hereto as Exhibit G and otherwise reasonably satisfactory to Landlord and issued by a banking corporation reasonably satisfactory to Landlord and either having its principal place of business or a duly licensed branch or agency in the borough of Manhattan, City and County of New York.  Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than thirty (30) days prior to the expiration thereof.  Tenant shall, throughout the term of this Lease, deliver to Landlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is herein called a “Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Security Letter.  The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid.  Notwithstanding the foregoing, if Landlord shall elect, in its sole discretion, to accept a Security Letter which is subject to a final expiration date, Tenant shall deliver a replacement of or amendment to such Security Letter no later than thirty (30) days prior to such final expiration date, and the final Security Letter delivered to Landlord pursuant to this Section 42.1 shall have a final expiration date occurring not earlier than sixty (60) days following the Expiration Date of this Lease.  If Tenant shall fail to obtain any replacement of or amendment to a Security Letter within any of the applicable time limits set forth in this Section 42.1, Tenant shall be in default of its obligations under this Article 42 and Landlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Security Letter and use, apply and retain the same as security hereunder.  Provided that Tenant is not then in default under this Lease beyond the expiration of any applicable notice and cure periods, Landlord shall return the Security Letter to Tenant on the first anniversary of the Rent Commencement Date.

42.2.  If Tenant defaults in respect of the full and prompt payment and performance of any of the terms, provisions, covenants and conditions of this Lease beyond notice (the delivery of which shall not be required for purposes of this Section 42.2 if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, all applicable bankruptcy and insolvency law) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 42.2 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Article 18 hereof shall have occurred with or without the acquiescence of Tenant), including, without limitation, the payment of fixed annual rent and additional rent, Landlord may, at its election, (but shall not be obligated to) draw down the entire Security Letter or any portion thereof and use, apply or retain the whole or any part of the security represented by the Security Letter to the extent required for the payment of:  (a) fixed annual rent, additional rent or any other sum as to which Tenant is in default, (b) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants, and conditions of this Lease, including, without limitation, any reletting costs or expenses (including, without limitation, any free rent, tenant improvement allowance, leasing commissions, attorneys’ fees, costs and expenses, and other fees, costs and expenses relating to the reletting of all or any portion of the demised premises), (c) any damages or deficiency in the reletting of the demised premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord, or (d) any damages awarded to Landlord in accordance with the terms and conditions of Article 20 hereof, it being understood that any use of the whole or any part of the security represented by the Security Letter shall not constitute a bar or defense to any of Landlord’s other remedies under this Lease or any law, rule or regulation, including, without limitation, Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of title 11 of the United States Code.  To insure that Landlord may utilize the security represented by the Security Letter in the manner, for the purpose, and to the extent provided in this Article 42, each Security Letter shall provide that the full amount or any portion thereof may be drawn down by Landlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Landlord’s draft drawn on the issuing bank without accompanying memoranda or statement of beneficiary.  In no event shall the Security Letter require Landlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement and in no event shall the issuing bank or Tenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of this Lease.  In no event and under no circumstance shall the draw down on or use of any amounts under the Security Letter constitute a basis or defense to the exercise of any other of Landlord’s rights and remedies under this Lease or under any law, rule or regulation, including, without limitation, Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of title 11 of the United States Code.

42.3.  If Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease beyond notice and the expiration of any applicable cure periods (except to the extent that such notice and cure periods are not applicable pursuant to Section 42.2 hereof) and Landlord utilizes all or any part of the security represented by the Security Letter but does not terminate this Lease as provided in Article 20 hereof, Landlord may, in addition to exercising its rights as provided in Section 42.2 hereof, retain the unapplied and unused balance of the portion of the Security Letter drawn down by Landlord (herein called the “Cash Security”) as security for the faithful performance and observance by Tenant thereafter of the terms, provisions, and conditions of this Lease, and may use, apply, or retain the whole or any part of said Cash Security to the extent required for payment of fixed annual rent, additional rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, and conditions of this Lease.  In the event Landlord uses, applies or retains any portion or all of the security represented by the Security Letter, Tenant shall forthwith restore the amount so used, applied or retained (at Tenant’s option, either by the deposit with Landlord of cash or the provision of a replacement Security Letter) so that at all times the amount of the security represented by the Security Letter and the Cash Security (if any) shall be not less than the security required by Section 42.1 hereof, failing which Tenant shall be in default of its obligations under this Article 42 and Landlord shall have the same rights and remedies as for the non-payment of fixed annual rent beyond the applicable grace period.

42.4.  If Tenant shall fully and faithfully comply with all of Tenant’s covenants and obligations under this Lease, the Security Letter and the Cash Security (if any) shall be returned to Tenant within thirty (30) days after both (i) the expiration or early termination of this Lease and (ii) the delivery to Landlord of entire possession of the demised premises as provided in this Lease; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder.  In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall transfer the Security Letter and the Cash Security (if any) to the vendee, transferee or lessee or, in the alternative, to require Tenant to deliver a replacement Security Letter naming the new landlord as beneficiary, and, upon such delivery by Tenant of such replacement Security Letter, Landlord shall return the existing Security Letter to Tenant.  Upon such transfer or return of the Security Letter and the Cash Security (if any), Landlord shall thereupon be released by Tenant from all liability for the return thereof, and Tenant shall look solely to the new landlord for the return of the same.  The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successors in the Building, whether in whole or in part, transfer the Security Letter and the Cash Security (if any) to any vendee, transferee or lessee of the Building (or require Tenant to deliver a replacement Security Letter as hereinabove set forth) and shall thereupon be relieved of all liability with respect thereto.  If Tenant shall fail to timely deliver such replacement Security Letter, Tenant shall be in default of its obligations under this Article 42 and Landlord shall have the right (but not the obligation), at its option, to draw down the existing Security Letter and retain the proceeds as security hereunder until a replacement Security Letter is delivered.  Landlord and Tenant hereby agree that, in connection with the transfer by Landlord or its successors or assigns hereunder of Landlord’s interest in the Security Letter, Tenant shall be solely liable to pay any transfer commission and other costs charged by the issuing bank in connection with any such transfer of the Security Letter.  Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the security represented by the Security Letter, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  In any event, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the security represented by the Security Letter, Landlord may return the Security Letter to the original Tenant regardless of one or more assignments of this Lease.

42.5.  Neither the Security Letter, any proceeds therefrom or the Cash Security, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at law or in equity upon Tenant’s default.

42.6.  Tenant hereby acknowledges and agrees that the Security Letter and the proceeds thereof (including, without limitation, any Cash Security created by the draw down of all or any portion of the Security Letter) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Lease, shall be deemed third-party obligations and not the obligation of Tenant hereunder and, accordingly, (a) shall not be subject to any limitation on damages contained in Section 502(b)(6) of Title 11 of the United States Code or any other limitation on damages that may apply under any federal, state or local law, rule or regulation in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant, (b) shall not diminish or be offset against any amounts that Landlord would be able to claim against Tenant pursuant to 11 U.S.C. §502(b)(6) as if no Security Letter existed, and (c) may be relied on by Landlord in the event of an assignment of this Lease that is not expressly in accordance with the terms of this Lease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant.

ARTICLE 43

ROOFTOP COMMUNICATIONS EQUIPMENT

43.1.  (a) Landlord agrees that, subject to (x) the availability of suitable space on the rooftop of the Building in Landlord’s reasonable discretion, (y) all legal requirements, and (z) the terms and provisions as are hereinafter set forth, during the term of the Lease, Tenant, at Tenant’s cost and expense, may install on a portion of the rooftop of the Building designated by Landlord, acting reasonably (herein called the “Antenna Area”) and thereafter maintain, repair, and operate one communications apparatus (e.g., an antenna, microwave dish or satellite communications apparatus; herein called, together with related support structures, wires and cables, the “Antenna”) as an incident to the conduct of Tenant’s business in the demised premises, provided and on condition that:

(i)                                     the size and dimensions of the Antenna, and the size and dimensions of any required support structures, shall be subject to Landlord’s prior consent (provided, however, that Landlord hereby approves of an Antenna having a diameter of up to two (2) meters);

(ii)                                  the installation and position of such Antenna and reasonably required support structures shall comply with all legal requirements;

(iii)                               the installation of any electrical or communications lines (herein called “Wiring”) and related equipment in connection with the installation and operation of the Antenna, as well as the manner and location (i.e., routing) of all Wiring and related equipment in connection therewith shall (1) be at Tenant’s cost and expense, (2) be subject to Landlord’s prior consent; such consent not to be unreasonably withheld with respect to the reasonable use of the existing risers of the Building for the routing of the Wiring from the demised premises to the Antenna Area if and to the extent Landlord shall determine (in its good faith reasonable discretion) that adequate space therein is available and adequate reserves exist therein for the Building and other present and future tenants of the Building and (3) comply with all legal requirements; and

(iv)                              the Antenna, reasonably required support structures, Wiring and related equipment shall be maintained and kept in repair by Tenant, at Tenant’s cost and expense.

(b) The parties agree that Tenant’s use of the rooftop of the Building is a nonexclusive use and Landlord may permit the use of any other portion of the roof to any other person, firm or corporation for any use including the installation of other antennas and support equipment. Tenant covenants and agrees that the Antenna shall not interfere with or adversely affect any of Landlord’s equipment, installations, lines or machinery, or the use, repair, maintenance or removal thereof.  Tenant shall cooperate reasonably with any other tenant of the Building or other person (herein called a “Roof User”) having equipment, installations, lines or machinery on the roof of the Building (herein called “Rooftop Installations”) so as not to cause (or to eliminate) any interference or adverse effect caused to such Rooftop Installations or the use, repair, maintenance or removal thereof by the Antenna.

(c) For the purpose of installing, servicing or repairing the Antenna and related equipment, Tenant shall have reasonable access to the rooftop of the Building upon prior reasonable request of Landlord.  All access by Tenant to the roof of the Building shall be subject to the supervision and control of Landlord and to Landlord’s reasonable safeguards for the security and protection of the Building, the Building equipment, and installations and equipment of other Tenants and occupants of the Building as may be located on the roof of the Building.  Landlord shall have the right to assign a Building representative to be present during the duration of Tenant’s access to the rooftop and Tenant shall pay to Landlord the amount of Landlord’s commercially reasonable, actual out-of pocket costs therefor within thirty (30) days after demand.

(d) Tenant, at Tenant’s cost and expense, agrees to promptly and faithfully obey, observe and comply with all laws, ordinances, regulations, requirements and rules of all governmental authorities in any manner affecting or relating to Tenant’s use of said roof as to the installation, repair, maintenance and operation of any support structures, Antenna and related equipment erected or installed by Tenant pursuant to the provisions of this Article 43.  Tenant, at Tenant’s cost and expense, shall secure and thereafter maintain all permits and licenses required for the installation and operation of the Antenna and any support structures and related equipment erected or installed by Tenant pursuant to the provisions of this Article 43, including, without limitation, any approval, license or permit required from the Federal Communications Commission.  In no event shall the maximum level of microwave emissions from the Antenna exceed an amount equal to Tenant’s proportionate share of the total microwave emissions allowable for the Building as determined by the governmental authorities having jurisdiction thereof.

(e) Tenant agrees that Tenant will pay for all electrical service required for Tenant’s use of the Antenna and related equipment erected or installed by Tenant pursuant to the provisions of this Article 43 in accordance with the applicable provisions of the Lease.  Tenant further agrees that such electric service shall, at Landlord’s election, either (i) feed off a new electrical panel to be installed by Landlord on the rooftop of the Building, in which event, Tenant shall be responsible for the cost of such panel and the installation of same and for the cost of all electrical service supplied to such panel by the public utility or other electricity provider or if same is present and available, (ii) feed off of an existing electric supply on the rooftop of the Building, in which event Tenant shall pay Landlord’s reasonably estimated cost of the electrical load and usage of the Antenna as well as the cost of connecting the Antenna thereto.  In the event Landlord makes the election set forth in the preceding clause (ii), Landlord’s estimate may be increased from time to time based upon increases in the electrical load or usage of the Antenna or increases or changes in Landlord’s electricity rates or charges (in order to determine any such increases in load or usage, Landlord may, from time to time, at Tenant’s cost and expense, have Landlord’s electrical consultant perform a survey with respect to the electrical load and usage of the Antenna).  The estimate by Landlord set forth in clause (ii) or any change thereto by Landlord’s consultant shall be binding and conclusive on Tenant, unless within ninety (90) days after the delivery of the amount of Landlord’s estimate or any changes thereto, Tenant disputes such determination by providing written notice of such dispute to Landlord.  If Tenant disputes the determination, it shall, at its own expense, obtain from a reputable, independent electrical consultant its own survey of the electrical load and usage of the Antenna, and a determination of such change in the Landlord’s estimate or change thereto.  Tenant’s consultant and Landlord’s consultant then shall seek to agree on a finding of such determination of a proper charge for the provision of electrical service to the Antenna.  If they cannot agree, they shall choose a third reputable electrical consultant whose cost shall be borne by Tenant, to make a similar survey, and the determination of the charge for the provision of electrical service to the Antenna by such third electrical consultant shall be controlling (If they cannot agree on such third consultant, within ten (10) days, then either party may apply to the Supreme Court in the County of New York for the appointment of such third consultant.)  However, pending such determination, Tenant shall pay to Landlord the amount of Landlord’s estimate or any change thereto, provided, however, if the amount of the charge for the provision of electrical service to the Antenna is determined as aforesaid is different from that determined by Landlord’s electrical consultant, then Landlord and Tenant shall make adjustment for any deficiency owed by Tenant or overage paid by Tenant.

(f) The Antenna, support structures and related equipment installed by Tenant pursuant to the provisions of this Article 43 shall be Tenant’s personal property, and, upon the expiration, or earlier termination of this Lease, shall be removed by Tenant, at Tenant’s cost and expense.  All wiring and related electrical equipment installed by Tenant in connection with the installation and operation of the Antenna shall be Tenant’s personal property.  Upon the expiration, or earlier termination of this Lease, if Landlord so directs by written notice to Tenant, Tenant shall promptly remove the Wiring and electrical equipment as designated in such notice, at Tenant’s cost and expense.  Tenant, at Tenant’s cost and expense, shall promptly repair any and all damage to the rooftop of the Building and to any other part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the Antenna, support structures, Wiring and related equipment erected or installed by Tenant pursuant to the provisions of this Article 43 and restore said affected areas to their condition as existed prior to the installation of the Antenna and related equipment, subject to normal wear and tear and damage by fire or other casualty.  Notwithstanding anything to the contrary contained in the preceding sentence, in the event Tenant fails to perform such repair work after notice and expiration of applicable cure periods, if any, Landlord shall have the option of performing any such repairs, at Tenant’s cost and expense, to the extent that same are commercially reasonable, which cost and expense shall be payable by Tenant to Landlord within thirty (30) days after demand.

(g) Except for electrical service pursuant to Section 43.1(e) above, Tenant agrees that Landlord shall not be required to provide any services whatsoever to the rooftop of the Building.

(h) Tenant covenants and agrees that all installations made by Tenant on the rooftop of the Building or in any other part of the Building pursuant to the provisions of this Article 43 shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s agent or employees shall be liable for any damage or injury thereto caused in any manner unless arising out of the negligence of Landlord or Landlord’s agents or employees.

(i) With respect to the Antenna and Tenant’s use of a portion of the rooftop of the Building, Tenant shall obtain and thereafter maintain during the term of this Lease insurance coverage for the benefit of Landlord (and its managing agent and mortgagee, if applicable) in such amount and of such type as Landlord may reasonably require but not in excess of such amounts required by prudent landlords of comparable first class office buildings located in midtown Manhattan.  If any installations made by or on behalf of Tenant referred to in this Article 43 should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Landlord, then Tenant shall reimburse Landlord for any loss or damage sustained or costs or expenses incurred by Landlord as a result thereof.

(j) All plans and specifications of Tenant’s work and installations to be done and made by Tenant pursuant to the provisions of this Article 43 shall be subject to the prior approval of Landlord, such approval not to be unreasonably withheld or delayed (subject to the provisions of Article 8 hereof), and shall be further subject to inspection and reasonable supervision by Landlord, it being agreed and acknowledged that Landlord shall not be deemed to incur any liability by reason of the provisions of this Section.

(k) Tenant acknowledges being advised by Landlord that Landlord has granted, and shall be granting, to third parties various rights and licenses to utilize various portions of the Building and rooftop thereof for the installation of microwave dishes, satellite communications equipment, whip antennae and other communications equipment and related equipment (all of the foregoing are herein collectively referred to as “Other Communications Equipment”) and that, inasmuch as Landlord’s ability to facilitate the installation and operation of such Other Communications Equipment will be of paramount importance to Landlord, Landlord shall have the right, at any time and from time to time, upon thirty (30) days’ prior written notice to Tenant, to relocate Tenant’s Antenna, support structures and related equipment to other areas of the Building and rooftop thereof (provided that the Antenna shall be relocated to a portion of the rooftop), as Landlord, in its reasonable discretion, may determine, so as to accommodate such Other Communications Equipment on the roof of the Building and so as to eliminate, or not to create, problems of interference with respect to or between Other Communications Equipment now, or in the future, installed on the roof or other areas of the Building.  Such relocation shall, to the extent practicable, be performed during hours other than Tenant’s regular business hours so as to minimize any disruption of Tenant’s normal business activities and, except for such downtime, such relocation shall not prevent Tenant from using its Antenna for its original intended purpose, without any material decrease in the quality of communications or material increase in the cost of operating, maintaining, repairing and removing the Antenna.  Tenant shall cooperate with Landlord to effectuate the relocation of Tenant’s Antenna, support structures and related equipment as shall be required by Landlord.  All costs involved in such relocation shall be borne by Landlord and such relocation shall be performed by Landlord in compliance with all applicable legal requirements.

(l) Tenant shall not be permitted to assign or transfer all or any portion of the rights granted to Tenant pursuant to this Article 43 unless Tenant assigns this Lease or sublets all of the demised premises to the party to whom such rights are assigned or transferred pursuant to the applicable provisions of this Lease

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

Landlord

FISHER-PARK LANE OWNER LLC

By:	Fisher-Park Lane Management Corp., its Manager

	By:	/s/ Richard L. Fisher
Name: Richard L. Fisher
Title: President

Tenant

GENERAL MARITIME CORPORATION

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Chief Administrative Officer

Tenant’s Federal Identification Number is as follows:

ACKNOWLEDGMENT

State of New York))
):ss
County of New York))

On the 13 day of December in the year 2004, before me, the undersigned, a Notary Public in and for said state, personally appeared Richard L. Fisher personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) as President of Fisher-Park Lane Owner LLC and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

/s/ Dana L. Green
Notary Public

ACKNOWLEDGMENT

State of New York))
):ss
County of New York))

On the 13 day of December in the year 2004, before me, the undersigned, a Notary Public in and for said state, personally appeared John C. Georgiopoulos personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) as CAO of General Maritime Corporation, and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

/s/ Dana L. Green
Notary Public

EXHIBIT A

FLOOR PLAN

(annexed hereto)

A-1

EXHIBIT B

CLEANING FEE CALCULATION

B-1

EXHIBIT C

WAGE RATE CALCULATION

C-1

EXHIBIT D

LANDLORD’S WORK

(a)                                  Demolish the entire demised premises in accordance with Tenant’s specifications.

(b)                                 All exposed structural steel shall be fireproofed for any demolished space.

(c)                                  Cause all floors in the demised premises to be reasonably level in accordance with industry standards.

(d)                                 All core and exterior columns and walls shall be ready to receive Tenant finish.

(e)                                  Deliver 4 original ACP-5 certificates.

(f)                                    Landlord shall provide Tenant with sufficient fire alarm system connection points for Tenant’s present and future needs.

(g)                                 Install Check Meters.

Landlord anticipates that Landlord’s Work will be completed by November 30, 2004.  In addition to Landlord’s Work, Landlord will remove the elevator between the ground floor and the demised premises and repair the slab (collectively, the “Elevator Work”) at Landlord’s expense which shall be completed by November 30, 2004.

Landlord represents that the induction units in the demised premises are in operating condition [and will replace any damaged covers thereon.]

D-1

EXHIBIT E

RULES AND REGULATIONS

(A)                              The sidewalks, and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the demised premises.

(B)                                No awnings or other projections shall be attached to the outside walls of the Building.

(C)                                No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside of the demised premises or Building or on corridor walls.  Signs on entrance door or doors shall conform to building standard signs, samples of which are on display in Landlord’s rental office.  Signs on doors shall, at the tenant’s expense, be inscribed, painted or affixed for each tenant by sign makers approved by Landlord, acting reasonably.  In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the actual, out-of-pocket, reasonable expense incurred by such removal to the tenant or tenants violating this rule.

(D)                               The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels, or other articles be placed outside of the demised premises.

(E)                                 No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors or vestibules without the prior written consent of Landlord.

(F)                                 Intentionally deleted.

(G)                                The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.  Subject to the provisions of Section 12.6(a), all damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

(H)                               No tenant shall in any way deface any part of the demised premises or the Building of which they are a part.  No tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

(I)                                    No bicycles, vehicles or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the premises.  No cooking shall be done or permitted by any Tenant on said premises except in conformity to law and then only in the utility kitchen or pantry, if any, as set forth in Tenant’s layout, which is to be primarily used by Tenant’s employees for heating beverages and light snacks.  No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the demised premises.

(J)                                   No space in the Building shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods or property of any kind.

(K)                               No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way.  No tenant shall throw anything out of the doors or windows or down the passageways.

(L)                                 No tenant, nor any of the tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the demised premises any inflammable, combustible or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of tenant’s business offices.

(M)                            No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of the Landlord and unless and until a duplicate key is delivered to Landlord.  Each tenant must, upon the termination of his tenancy, restore to the Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the cost thereof.

(N)                               All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which Landlord or its agent may reasonably determine from time to time.  Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

(O)                               No tenant shall occupy or permit any portion of the premises demised to it to be occupied as, by or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service, public vending machines, retail, wholesale or discount shop for sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department or agency, including an autonomous governmental corporation, a firm the principal business of which is real estate brokerage, or a company engaged in the business of renting office or desk space; or for a public finance (personal loan) business, or for manufacturing.  No tenant shall engage or pay any employees on the demised premises, except those actually working for such tenant on said premises, nor advertise for laborers giving an address at said premises.

(P)                                 Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, ventilating, air conditioning, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which causes any such impairment or interference.  For purposes hereof, the term “EMI” shall mean electromagnetic interference, and the term “Excessive EMI” shall mean EMI at a level exceeding thirty (30) milligaus.  Tenant, at Tenant’s sole cost and expense, promptly following its receipt of notice from Landlord to the effect that the installation or manner of operation of any equipment by Tenant is causing Excessive EMI in any portion of the Building other than the Premises, shall take steps to bring such Excessive EMI below thirty (30) milligaus in a manner that is appropriate, as reasonably determined by Landlord.  Tenant shall not install any equipment or operate any equipment in a manner which would result in the electrical voltage and current distortion at the service switchboards of any floor of the Building failing to be within the limits stated in IEEE 519.

(Q)                               Landlord shall have the right to prohibit any advertising by any tenant mentioning the Building which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenants shall refrain from or discontinue such advertising.

(R)                                Except as otherwise agreed to in writing by Landlord, Tenant shall not use or permit the use of the Premises for the sale, lease, license or other delivery of electronic commerce services to any tenants or occupants of the Building, including but not limited to, hardware and software services that allow users to conduct business-to-business or business-to-consumer services over networks utilizing, by way of example, e-mail, electronic data interchange, data archiving, e-forms, electronic file transfer, facsimile transfer or similar services or any other services not expressly permitted under the Lease.

(S)                                 No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio or television, which, in the reasonable judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. Supplementing the foregoing, Tenant shall not permit noise to emanate from the portions of the Premises to any other portion of the Building (i) at a sound level that is greater than NC-35 for constant noises (such as, for example, air-handling equipment or transformers), (ii) at a sound level that is greater than NC-30 for noises that are not constant noises, or (iii) that is at a sound level in any one-third octave band which is greater than 5dB above both adjacent one-third octave bands, in the range from 45 to 11,200 Hz.  Landlord and Tenant acknowledge that the parties shall determine whether Tenant is meeting the parameters set forth in this paragraph by obtaining one-third octave band noise measurements in a fully finished tenant space or a fully finished common area that in either case is outside of and adjacent to the Premises, using a Type I meter (per latest ANSI Standard S1.4) on “Fast” response, at four (4) feet above the finished floor and at least three (3) feet from any vertical surface. Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

(T)                                Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 8:00 A.M. and at all hours on non-business days all persons who do not present a pass to the Building signed by a tenant.  Each tenant shall be responsible for all persons for whom such pass is issued and shall be liable to Landlord for all acts of such persons.

(U)                               The premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

(V)                                The requirements of tenants will be attended to only upon application at the office of the Building.  Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

(W)                           Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

(X)                               There shall not be used in any space, or in the public halls of any building, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.  No hand trucks shall be used in passenger elevators.

(Y)                                Tenants, in order to obtain maximum effectiveness of the cooling system, shall lower and/or close venetian or vertical blinds or drapes when sun’s rays fall directly on windows of demised premises.

(Z)                                Intentionally deleted.

(AA)                    All paneling, grounds or other wood products not considered furniture shall be of fire retardant materials.  Before installation of any such materials, certification of the materials’ fire retardant characteristics shall be submitted to Landlord, or its agents.

Whenever and to the extent that the above rules conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Articles of this Lease, the provisions of the Articles shall govern.

EXHIBIT F

CLEANING SPECIFICATIONS

SECTION 1.                                Regular Cleaning - done nightly and as needed.

1.                                       Empty and dust or wipe all cigarette ashtrays and urns nightly, and replace sand or water as needed.

2.                                       Empty all dry waste in wastepaper baskets nightly, and dust as needed.

3.                                       Sweep and dust mop all uncarpeted private stairways and floors nightly.

4.                                       Vacuum all exposed rugs and carpeted areas weekly, to be done in equal proportions nightly.

5.                                       Dust and wipe all glass and table tops nightly.

6.                                       Wash clean all water fountain tops nightly.

7.                                       Dust and wipe desk tops, furniture tops, fixtures and window sills within normal reach, as needed.

8.                                       Clean all slop sinks, slop closets, and store all cleaning equipment nightly.

9.                                       Lock all entrance doors nightly after completion of cleaning.

SECTION 2.                                Periodic Cleaning - done as specified.

1.                                       Wipe clean normal amount of interior metal quarterly.

2.                                       Dust door louvers and other ventilating louvers quarterly.

3.                                       Dust venetian blinds quarterly.

4.                                       Clean all windows, inside and outside, quarterly.

5.                                       Clean normal amount, but in no event an amount in excess of 25% of interior partitions, of interior and partition glass quarterly.

6.                                       High dust pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning, overhead pipes and sprinklers quarterly.

SECTION 3.                                Lavatory cleaning, other than executive lavatories.

1.                                       Mop floors nightly; polish mirrors, powder shelves, bright work (including flushometers, piping, and toilet seat hinges), if not clean and bright, nightly; wash sinks, urinals and bowls, nightly.

2.                                       Wash both sides of all toilet seats with soap and water nightly.

3.                                       Wash tile walls with a disinfectant monthly.

4.                                       Fill and clean all soap, towel, toilet tissue and sanitary napkin dispensers as needed, supplies therefor to be furnished by Landlord at a reasonable charge to Tenant.  If the demised premises consists of a part of a rentable floor, said charge to Tenant shall be that portion of a reasonable charge for such supplies that is reasonably allocable to Tenant.

5.                                       Empty and clean all wastepaper cans and other receptacles nightly.

6.                                       Wash down tiled walls and enameled stalls from trim to floor once a month.

7.                                       Scrub all floors as needed.

SECTION 4.                                Building Entrances – Nightly;

1.                                       Sweep and wash flooring.

2.                                       Wash all rubber mats.

3.                                       Clean all cigarette urns and replace sand or water necessary (sand to be furnished by Owner or its contractors).

4.                                       Wash, wax, and polish floors in elevator cabs, or vacuum clean if carpeted.

5.                                       Dust and rub down walls, metal work and saddles in elevator cabs.

6.                                       Dust all elevator doors, mail chutes and mail depository.

SECTION 5.                                Window Cleaning:

1.                                       Clean Building entrance doors daily.  Clean all windows inside and out approximately 4 times per year, weather and scaffolding permitting.

2.                                       Clean Building entrance lobby glass daily.

3.                                       Clean mail chute glass as necessary.

EXHIBIT G

FORM OF LETTER OF CREDIT

Standby Letter of Credit No.

Date of Issue:

Issuing Bank:

Beneficiary:	Applicant:

Amount: $

Dear Sir/Madam:

We hereby issue in your favor our irrevocable Letter of Credit under the above referenced number and amount which is available against presentation of your draft drawn on us at sight and bearing our Letter of Credit number              .

The original Letter of Credit plus any subsequent amendments thereto must accompany such draft when presented for payment.  We hereby agree with the Beneficiary that such drafts will be duly honored upon presentation to us with the original Letter of Credit plus any subsequent amendments thereto without any further investigation.

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for periods of one year each from the present or any future expiration date hereof, unless thirty (30) days prior to any expiration date we shall notify you in writing that we elect not to consider this Letter of Credit renewed for any such additional period.  After receipt by you of such notice, you may, until the expiration date hereof, draw the full amount of the credit hereunder, against your draft.  The final expiry date hereof shall be no earlier than         [thirty (30) days following the Expiration Date].

Partial drawings under this Letter of Credit are permitted.

This Letter of Credit is transferable by the Beneficiary upon payment of our customary transfer charges which shall be debited to the account of applicant.

G-1

We hereby engage with you that all drafts drawn under and in compliance with the terms of this irrevocable letter of credit will be duly honored if presented at our counters at [Insert address of a New York City branch] on or before the expiration date indicated above.

This documentary credit is subject to the International Standby Practices (“ISP98”) International Chamber of Commerce (Publication No. 590), and as to matters not governed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

(Name of Bank)

By:
Name:
Title:

G-2

EXHIBIT H

PRE-APPROVED CONTRACTORS

(annexed hereto)

H-1

TABLE OF DEFINED TERMS

1st Rental Period	2
2nd Rental Period	2
3rd Rental Period	2
AAA	21
Alterations	25
Antenna	87
Antenna Area	87
Applicable Comparative Year	14
Arbiter	20
Assignment Profit	51
Audit Representative	20
Base Cleaning Fee	14
Base Cleaning Year	14
Base Management Fee	13
Base Rate	65
Broker	79
Building	1
building project	10
Cash Security	85
Check Meters	24
Cleaning Fee	14
Commencement Date	1
control	45
Electricity Additional Rent	24
Expense Base Factor	13
Expense Payment	19
Expenses	13
Expiration Date	1
Federal Reserve Funds	2
Force Majeure Causes	69
Hazardous Materials	83
HVAC	71
Interest Rate	65
KW	24
KWH	24
Land	9
Landlord	1, 65
Landlord’s Cost	24
Landlord’s Restoration Work	39
Landlord’s Statement	19
Landlord’s Work	5
Legal Requirements	66
LLC	44
Management Fee	13
Marketing Notice	47
Material Alteration	26
Other Communications Equipment	91
Prior Year Cleaning Fee	14
Records	20
Rent Abatement Period	4
Rent Commencement Date	4
Roof User	88
Rooftop Installations	88
Rules and Regulations	67
Security Letter	83
Specialty Alterations	29
Sublease Profit	51
substantially	21
substantially different from	50
Successor Landlord	35
Superior Leases	34
Superior Lessor	34
Superior Mortgagee	34
Superior Mortgages	34
Tenant	1, 67
Tenant’s Affiliate	46
Tenant’s Cost	52
Tenant’s Property	29
Tenant’s Property Removal Obligation	39
Tenant’s Restoration Work	39
Tenant’s Statement	20
Tenant’s Work	6
The Percentage	9, 13
Union	14
Wage Rate	14
Wiring	87
Work Credit	6, 7